As filed with the Securities and Exchange Commission on [_____], 2004

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AMERICAN CARESOURCE HOLDINGS, INC.

Delaware	8090	20-0428568
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8080 Tri-Star Drive Irving, Texas 75063

(972) 871-7912

Wayne A. Schellhammer

President and Chief Executive Officer

American Caresource Holdings, Inc.

8080 Tri-Star Drive Irving, Texas 75063

(972) 871-7912

Copies of Communications to:

Jeffrey A. Baumel, Esq.

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

Newark, New Jersey 07102

(973) 622-4444

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [              ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [     ]

CALCULATION OF REGISTRATION FEES

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.01 per share	10,000,000	0.41	$4,100,000	$483

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated [________], 2004

PRELIMINARY PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

AMERICAN CARESOURCE HOLDINGS, INC.

10,000,000 Shares of Common Stock

This prospectus relates to the distribution by dividend to all of the stockholders of Patient Infosystems, Inc. ("Patient Infosystems") of up to 10,000,000 shares of common stock of American Caresource Holdings, Inc. (“ACS”). Patient Infosystems is not selling any shares of ACS common stock in this offering and therefore will not receive any proceeds from this offering. 1,000,000 shares will be retained by Patient Infosystems. All costs associated with the distribution and this prospectus will be borne by ACS.

ACS is currently a wholly-owned subsidiary of Patient Infosystems. After the distribution, ACS will be an independent public company.

Holders of Patient Infosystems common stock will receive one share of ACS common stock for every two shares of Patient Infosystems common stock that they hold. Holders of fewer than two shares of Patient Infosystems common stock will receive one share of ACS common stock. Holders of Patient Infosystems Series C preferred stock or Series D preferred stock will receive one share of ACS common stock for every two shares of Patient Infosystems common stock that are issuable upon the conversion of the preferred stock they hold.

You may be required to pay income tax on the value of the shares of ACS common stock received by you in connection with this distribution. Please refer to “Federal Income Tax Consequences of the Distribution” beginning on page 31.

Currently, no public market exists for ACS common stock. It is anticipated that following the distribution, the ACS common stock may be traded on the Over The Counter Bulletin Board under the symbol [____].

These securities are speculative and involve a high degree of risk. Please refer to “Risk Factors” beginning on page 10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [_______], 2004.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by either ACS or Patient Infosystems. You should rely only on the information contained in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the common stock offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless otherwise specified or the context otherwise requires, references in this prospectus to “ACS,” “we,” “our” and “us” refer to American Caresource Holdings, Inc. and “Patient Infosystems” refers to Patient Infosystems, Inc.

Our Company

We are an ancillary benefits management company. We assist health benefits plan sponsors such as preferred provider organizations, third party administrators, workers compensation benefits administrators, insurance companies, employers and unions improve the quality and accessibility of ancillary care delivered to health plan members while reducing overall ancillary benefits costs.

We were incorporated in December 2003 under the laws of Delaware as a wholly owned subsidiary of Patient Infosystems in order to facilitate its acquisition of substantially all of the assets of American CareSource Corporation. Our principal executive offices are located at 8080 Tri-Star Drive, Irving, Texas 75063 and our telephone number is (972) 871-7912. Our Internet address is www.americancaresource.com. The information on our web site is not incorporated by reference into, and does not constitute part of, this prospectus.

Why Patient Infosystems Sent This Document to You

Patient Infosystems sent you this document because you were an owner of Patient Infosystems common or preferred stock on [_________], 2005 the record date for the distribution by Patient Infosystems of shares of ACS. This entitles you to receive a pro rata distribution of one share of ACS common stock for every two shares of Patient Infosystems common stock or common stock equivalent you owned on that date. No action is required on your part to participate in the distribution and you do not have to pay cash or other consideration to receive your shares of ACS common stock.

This document describes ACS’ business, the relationship between Patient Infosystems and ACS, and how this transaction may benefit Patient Infosystems and its stockholders. In addition, this document provides information to assist you in evaluating the benefits and risks of holding or disposing of the ACS shares that you will receive in the distribution.

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SUMMARY OF THE DISTRIBUTION

Distributing company	Patient Infosystems, Inc, a Delaware corporation.

Distributed company	American Caresource Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Patient Infosystems.

ACS shares to be Distributed

Patient Infosystems will distribute to Patient Infosystems stockholders an aggregate of approximately 10,000,000 shares of common stock of ACS. Based on approximately 20,000,000 Patient Infosystems shares outstanding on the record date (giving effect to the conversion of all shares of preferred stock of Patient Infosystems prior to the record date but without giving effect to the exercise of options and warrants to purchase 3,333,195 shares of Patient Infosystems common stock), one share of ACS common stock will be distributed for approximately every two shares of Patient Infosystems common stock outstanding on the record date. If you own fewer than two Patient Infosystems shares on the record date, then you will receive one share of ACS common stock. Holders of Patient Infosystems Series C or Series D preferred stock will receive one share of ACS common stock for every two shares of Patient Infosystems common stock that are issuable upon the conversion of the preferred stock they hold. Holders of stock options under the Patient Infosystems, Inc. Amended and Restated Stock Option Plan and holders of other warrants will not be entitled to receive any ACS shares in the distribution. Patient Infosystems shall retain ownership of approximately 1,000,000 shares of ACS common stock. Immediately following the distribution, ACS will be an independent public company.

Record date	If you own Patient Infosystems shares at the close of business on [_____], 2005, then you will receive ACS shares in the distribution.

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Distribution Date

We currently anticipate that the distribution will occur near the effective date of this registration statement. If you are a record holder of Patient Infosystems common stock or you hold Series C or Series D preferred shares, instead of physical stock certificates, you will receive a statement of your book entry account for the ACS shares distributed to you from ACS’ transfer agent shortly after the effective date of this registration statement.

If you are not a record holder of Patient Infosystems common stock because such shares are held on your behalf by a broker or other nominee, your ACS shares will be credited to your account with your broker or other nominee after the effective date of this registration statement. Following the distribution, you may request physical stock certificates if you wish, and instructions for making that request will be furnished with your account statement.

Distribution

On the date of distribution, the distribution agent identified below will begin distributing certificates representing ACS common stock to Patient Infosystems stockholders. You will not be required to make any payment or take any other action to receive your shares of ACS common stock. The distributed shares of ACS common stock will be freely transferable unless you are one of our affiliates or you are issued shares in respect of restricted shares of Patient Infosystems common or preferred stock.

Distribution ratio

Patient Infosystems will distribute to Patient Infosystems stockholders an aggregate of approximately 10,000,000 shares of common stock of ACS, based on approximately 20,000,000 shares of Patient Infosystems common stock outstanding on the record date, giving effect to common stock issuable upon the conversion of the Series C preferred stock and Series D preferred stock, if any outstanding options or convertible securities are exercised or converted prior to the record date (which amount may increase), (collectively known as “Shares of Record”). Therefore, for every two shares of Patient Infosystems Shares of Record that you own on [_____], 2005 you will receive one share of ACS common stock. The distribution ratio is subject to change depending upon the total number of outstanding shares of Patient Infosystems common stock on the record date. If you own fewer than two Shares of Record, you will receive one share of ACS common stock in the distribution. Patient Infosystems shareholders are not receiving shares of ACS common stock on a one-for-one basis because ACS’ management has determined that a more modest capital structure and fewer outstanding shares of common stock would be more beneficial for stockholders.

Distribution agent	Continental Stock Transfer & Trust Company. Their address is 17 Battery Place, New York, New York, 10004-1123. Their telephone number is (212) 509-4000.

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Transfer Agent and Registrar for the ACS Shares	Continental Stock Transfer & Trust Company. Their address is 17 Battery Place, New York, New York, 10004-1123. Their telephone number is (212) 509-4000

Fractional shares of our common stock

Patient Infosystems will not distribute any fractional shares of ACS common stock. In lieu of distributing a fraction of a share of ACS common stock to any Patient Infosystems stockholder, fractional shares will be rounded up to the next higher whole number of shares.

Trading market

We anticipate that ACS common stock will be traded on the OTC Bulletin Board under the proposed symbol [____]. We expect that a market maker will apply for quotation on the OTC Bulletin Board prior to the distribution. No public trading market for ACS common stock currently exists. However, a trading market for the entitlement to receive shares of ACS common stock in the distribution, referred to as a when-issued market, may develop on or after the record date for the distribution.

Dividend policy

Patient Infosystems has not paid dividends in the past, and we anticipate that following the distribution, neither ACS nor Patient Infosystems will pay cash dividends. However, no formal action has been taken with respect to future dividends, and the declaration and payment of dividends by ACS and Patient Infosystems will be at the sole discretion of their respective boards of directors.

Risk factors	The distribution and ownership of ACS common stock involves various risks. You should read carefully the factors discussed under Risk Factors beginning on page 10.

Federal income tax consequences

This distribution may be taxable to you as a dividend to the extent of Patient Infosystems, Inc. (the “Parent”) 2005 tax earnings and profits. If the Parent does not have 2005 tax earnings and profits, the distribution may be taxable to you as a capital gain, depending upon the extent of your basis in the Parent’s stock. You are advised to consult your own tax advisor as to the specific tax consequences of the distribution.

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Relationship between Patient Infosystems and ACS after the distribution

Prior to the distribution, Patient Infosystems and ACS have entered or will enter into agreements to transfer to ACS selected assets and liabilities of Patient Infosystems related to ACS’ business, to arrange for the temporary continued provision of certain services by each company to the other, to make arrangements for the distribution and to define the ongoing relationships between Patient Infosystems and ACS. The companies will provide certain services to each other on a transitional basis. After the distribution, we anticipate that two of ACS’ directors will also be directors of Patient Infosystems. After the distribution, arrangements between Patient Infosystems and ACS will not be deemed to be on an “arms-length” basis because of the relationships between the boards of directors and executive officers of ACS and Patient Infosystems, but we will seek to establish terms and conditions at least as favorable as those that could be obtained from an independent third party.

Board of Directors of ACS	After the distribution, ACS is expected to have an initial board consisting of four persons. Two expect to remain on Patient Infosystems’ board following the distribution date.

Management of ACS	No current executive officers of Patient Infosystems will serve as executive officers of ACS after the distribution.

Conflicts of Interest

Patient Infosystems and ACS have two common directors and Patient Infosystems will own more than 5% of the outstanding equity of ACS. This relationship could create, or appear to create, potential conflicts of interest when ACS’ directors and management are faced with decisions that have different implications for ACS and Patient Infosystems, such as potential business acquisitions to be made by ACS or disputes arising out of agreement between the two companies. ACS does not have any formal procedure in place for resolving such conflicts of interest which may arise in the future.

Certain Anti-takeover Effects

Some of the provisions of ACS’ certificate of incorporation and bylaws may have the effect of making the acquisition of control of ACS in a transaction not approved by ACS’ board of directors more difficult.

Stockholder inquiries

Any persons having inquiries relating to the distribution should contact Wayne A. Schellhammer, President and CEO of American Caresource Holdings, Inc. at 8080 Tri-Star Drive, Suite 100, Irving, Texas, 75063, telephone number (972) 871-7912.

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SUMMARY FINANCIAL INFORMATION

The summary financial data is derived from the historical financial statements of American Caresource Holdings, Inc. This summary financial data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation” as well as our historical financial statements and the related notes thereto, included elsewhere in this prospectus.

On December 31, 2003, substantially all of the assets and liabilities of American Caresource Corporation were acquired by American Caresource Holdings, Inc. (the "Acquisition") American Caresource Corporation ceased operations and American Caresource Holdings, Inc. began those operations at the close of business on December 31, 2003.

Presented below are the ACS operating results for the nine months ended September 30, 2004, compared to nine month pro forma and actual results of American Caresource Corporation, and the 2003 operating results of American Caresource Corporation compared to pro forma 2003 and 2002 actual results of American Caresource Corporation. Balance sheet information is shown as indicated below. Pro forma adjustments to the statement of operations data are reflected as if the acquisition were consummated as of the beginning of the period presented. Pro forma adjustments to the balance sheet data are reflected as if the acquisition occurred on that date.

Also shown on page 9 is pro forma information presenting the results of operations for the nine months ended September 30, 2004 and pro forma information as if the Distribution had occurred on January 1, 2004. The pro forma balance sheet data presented is identical to the actual September 30, 2004 balance sheet since the pro forma adjustments are insignificant.

Net loss per share is shown on an actual basis and on a pro forma basis, assuming the 10,000,000 shares from this distribution were distributed at the beginning of the period shown. See the "Unaudited Pro Forma Condensed Financial Statements" on page F-23.

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Statement of operations data:

With pro forma information related to the Acquisition:

	Nine Months Ended September 30,			Year Ended December 31,
	2004	2003	2003	2003	2003	2002
		proforma	pre-acquisition	proforma	pre-acquisition	pre-acquisition

REVENUES	$4,476,082	$6,963,475	$6,963,475	$9,164,389	$9,164,389	$9,641,140

COSTS AND EXPENSES
Cost of sales	4,432,826	7,851,239	7,851,239	10,196,728	10,196,728	11,175,947
Operating expenses	1,726,761	2,008,280	1,848,094	2,492,676	2,279,094	2,619,029

Total costs and expenses	6,159,587	9,859,519	9,699,333	12,689,404	12,475,822	13,794,976

OPERATING LOSS	(1,683,505)	(2,896,044)	(2,735,858)	(3,525,015)	(3,311,433)	(4,153,836)

OTHER EXPENSE
Interest expense, net	(12,635)	(102,719)	(218,873)	(171,331)	(291,359)	(366,274)

NET LOSS	$(1,696,140)	$(2,998,763)	$(2,954,731)	$(3,696,346)	$(3,602,792)	$(4,520,110)

NET LOSS PER SHARE - BASIC AND DILUTED
Actual	$ (16,961)	$(29,988)	$ (103.67)	$ (36,963)	$ (126.41)	$ (212.17)
Proforma	$ (0.15)	$(0.27)	$(0.27)	$(0.34)	$(0.33)	$(0.41)
WEIGHTED AVERAGE COMMON SHARES
Actual	100	100	28,500	100	28,500	21,304
Proforma	11,000,000	11,000,000	11,000,000	11,000,000	11,000,000	11,000,000

Balance Sheet Data	As of September 30,			As of December 31,
	2004	2003	2003	2003		2002
		proforma	pre-acquisition			pre-acquisition
Cash and equivalents	$ 73,565	$ 1,796	$ 1,796	$ 1,710		$158,968
Working capital	(1,935,933)	(1,701,443)	(4,870,528)	(1,823,945)		(2,036,690)
Total Assets	7,904,744	8,016,755	572,879	8,100,443		1,342,580
Long term obligations	23,172	46,752	2,465,816	40,295		2,382,406
Total Liabilities	2,397,109	2,150,630	7,738,779	2,368,327		5,553,750
Total stockholders equity	5,507,635	5,866,125	(7,165,900)	5,732,116		(4,211,170)

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The pro forma presentation below reflects the results of operations for ACS for the nine month period ended September 30, 2004 as though the Distribution had occurred on January 1, 2004 and balance sheet pro forma information as if the Distribution occurred on September 30, 2004. See the "Unaudited Pro Forma Condensed Financial Statements" on page F-23.

With pro forma information related to the Distribution:

	Nine Months Ended September 30,
	2004	2004
		proforma

REVENUES	$ 4,476,082	$ 4,476,082

COSTS AND EXPENSES
Cost of sales	4,432,826	4,432,826
Operating expenses	1,726,761	2,006,517

Total costs and expenses	6,159,587	6,439,343

OPERATING LOSS	(1,683,505)	(1,963,261)

OTHER EXPENSE
Interest expense, net	(12,635)	(122,819)

NET LOSS	$ (1,696,140)	$ (2,086,080)

NET LOSS PER SHARE - BASIC AND DILUTED
Actual	$ (16,961)	$ (20,861)
Pro forma	$ (0.15)	$ (0.19)
WEIGHTED AVERAGE COMMON SHARES
Actual	100	100
Proforma	11,000,000	11,000,000

Balance Sheet Data	As of September 30,
	2004
	pro forma
Cash and equivalents	$ 73,565
Working capital	(1,935,933)
Total Assets	7,904,744
Long term obligations	23,172
Total Liabilities	2,397,109
Total stockholders equity	5,507,635

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RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information in this prospectus. The following risks relate principally to the distribution and to ACS’ business. If any of the following risks actually occur, the business, financial condition or results of operations of ACS could be materially adversely affected. As a result, the market price of shares of ACS common stock could decline significantly.

Risks Relating to ACS

ACS has a history of operating losses.

ACS has incurred losses since its inception. In addition, American CareSource Corporation, the company from which Patient Infosystems purchased ACS’ assets, had not, since its inception, operated profitability.

In addition, during the end of 2003 and early 2004, Pinnacol Assurance and two of its other customers which in the aggregate accounted for over 56% of the revenues of American CareSource Corporation during the fiscal year ended December 31, 2003 terminated their relationships with ACS. The termination of these contracts resulted in a significant reduction of ACS’ revenues in 2004. Although a variety of reasons may be provided for the termination of each of the customer agreements, the termination of such an extensive amount of customer business may reflect a substantial level of customer dissatisfaction with the services provided by ACS. No assurance can be given that more customers will not terminate their relationships with ACS. In addition, ACS generally does not have long-term contracts with its other customers. Significant declines in the level of use of ACS’ services by one or more of its remaining customers could have a material adverse effect on ACS’ business and results of operations. Additionally, an adverse change in the financial condition of any of these customers, including an adverse change as a result of a change in governmental or private reimbursement programs, could have a material adverse effect on its business.

ACS faces working capital shortfalls and has an urgent need for working capital.

ACS and American CareSource Corporation have never earned profits. In addition, ACS’ operations have been supported substantially by the provision of working capital by Patient Infosystems. ACS will need continued funding in order to maintain its operations. After ACS becomes independent of Patient Infosystems there can be no assurance that ACS will be able to obtain additional sources of funds, or that such funds will be available on terms favorable to ACS. In addition, ACS must incur costs associated with capital expenditures to systemize operations. There can be no assurance that ACS will have sufficient funds for such capital expenditures.

ACS is dependent on payments from third party payors.

The profitability of ACS will depend on payments provided by third-party payors. Competition for patients, efforts by traditional third-party payors to contain or reduce healthcare costs and the increasing influence of managed care payors such as health maintenance organizations in recent years have resulted in reduced rates of reimbursement. If these trends continue, they could adversely affect ACS’ results of operations unless ACS can implement measures to offset the loss of revenues and decreased profitability. In addition, changes in reimbursement policies of private and governmental third-party payors, including policies relating to the Medicare and Medicaid programs, could reduce the amounts reimbursed to these customers for ACS’ services and consequently, the amount these customers would be willing to pay for the services.

ACS has a limited number of customers, a few of which account for a substantial portion of its business.

ACS’ five largest customers (including its non-continuing customers) account for approximately 92.7% of its revenues during the nine months ended September 30, 2004. In addition, ACS generally does not have long-term contracts with any of its customers. Significant declines in the level of use of ACS services by one or more of these customers could have a material adverse effect on ACS’ business and results of operations. Additionally, an adverse change in the financial condition of any of these customers, including an adverse change as a result of a change in governmental or private reimbursement programs, could have a material adverse effect on its business.

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ACS is dependent upon discounted rates made available by ancillary service providers.

ACS obtains revenue from cost savings that it is able to receive from the ancillary service providers and pass on to customers. Should the ancillary service providers not continue to provide a discount to ACS, ACS will be unable to recognize any gain from the sale of services to payors or networks. If ACS is unable to recognize these margins, it will be unable to continue its business as it is currently conducted.

Changes in state and federal regulations could restrict ACS’ ability to conduct its business.

Numerous state and federal laws and regulations affect ACS’ business and operations. These laws and regulations include, but are not necessarily limited to:

•	healthcare fraud and abuse laws and regulations, which prohibit illegal referral and other payments;
•	Employee Retirement Income Security Act of 1974 and related regulations, which regulate many healthcare plans;
•	mail pharmacy laws and regulations;
•	privacy and confidentiality laws and regulations;
•	consumer protection laws and regulations;
•	legislation imposing benefit plan design restrictions;
•	various licensure laws, such as managed care and third party administrator licensure laws;
•	drug pricing legislation; and
•	Medicare and Medicaid reimbursement regulations.

ACS believes it is operating its business in substantial compliance with all existing legal requirements material to the operation of its business. There are, however, significant uncertainties regarding the application of many of these legal requirements to its business, and there cannot be any assurance that a regulatory agency charged with enforcement of any of these laws or regulations will not interpret them differently or, if there is an enforcement action, that ACS’ interpretation would prevail. In addition, there are numerous proposed healthcare laws and regulations at the federal and state levels, many of which could materially affect ACS’ ability to conduct its business or adversely affect its results of operations.

For example, the State of Texas requires state funded workers compensation claims to be paid directly to the provider of services. This regulation may restrict the ability of ACS to perform and expand its services related to workers compensation claims in Texas. ACS’ ability to perform and expand its services related to workers compensation claims may be further limited to the extent other states enact regulations similar to that of Texas.

ACS is subject to HIPAA.

On August 21, 1996 Congress passed the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). This legislation required the Secretary of the Department of Health and Human Services to adopt national standards for electronic health transactions and the data elements used in such transactions. The Secretary has adopted safeguards to ensure the integrity and confidentiality of such health information. Violation of the standards is punishable by fines and, in the case of wrongful disclosure of individually identifiable health information, imprisonment. Although ACS intends to comply with all applicable laws and regulations regarding medical information privacy, failure to do so could have an adverse effect on ACS’ business.

Competition in the pharmacy benefits management industry could reduce ACS’ profit margins.

Pharmacy benefit management companies (“PBMs”) are actual or potential competitors of ACS. These companies include well-established companies which may have greater financial, marketing and technological resources than ACS, such as Merck-Medco, Express Scripts and Caremark Rx. Competition in the marketplace has caused many PBMs to reduce the prices charged to clients for core services and share a larger portion of the

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formulary fees and related revenues received from drug manufacturers with clients. Increased price competition could reduce ACS’ profit margins and have a material adverse effect on its results of operations.

There are limited barriers to entry into the ancillary services market.

Although ACS is not aware of any organization or company that currently provides similar ancillary services management, there are limited barriers to entry into the ancillary services management market. Major benefit management companies and healthcare companies not presently offering ancillary services management may decide to enter the market. These companies may have greater financial, marketing and other resources than ACS. Competition from other companies may have a material adverse effect on ACS’ financial condition and results of operations.

ACS faces risks related to changes in the healthcare industry.

In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including potential national healthcare reform, trends toward managed care, cuts in Medicare reimbursements, and horizontal and vertical consolidation within the healthcare industry. ACS’ inability to react effectively to these and other changes in the healthcare industry could adversely affect its operating results. ACS cannot predict whether any healthcare reform efforts will be enacted and what effect any such reforms may have on ACS or its customers. The inability of ACS to react effectively to changes in the healthcare industry may result in a material adverse effect on its business.

Efforts to reduce healthcare costs and alter healthcare financing practices could adversely affect ACS’ business.

ACS’ business is designed to compete within the current structure of the U.S. healthcare system. Changing political, economic and regulatory influences may affect healthcare financing and reimbursement practices. If the current healthcare financing and reimbursement system changes significantly, ACS’ business could be materially adversely affected. Proposed changes to the U.S. healthcare system may increase governmental involvement in healthcare and ancillary health services, and otherwise change the way payors, networks and providers do business. Healthcare organizations may react to these proposals and the uncertainty surrounding them by reducing or delaying purchases of cost control mechanisms and related services that ACS provides. Other legislative or market-driven changes in the healthcare system that ACS cannot anticipate could also materially adversely affect ACS’ business.

The continued services and leadership of ACS’ senior management is critical to its ability to maintain growth and any loss of key personnel could adversely affect its business.

The future of the business of ACS depends to a significant degree on the skills and efforts of its senior executives. If ACS loses the services of any of these senior executives, and especially if any of these executives joins a competitor or forms a competing company, ACS’ business and financial performance could be seriously harmed.

ACS’ future growth depends on successful hiring and retention of skilled personnel.

The future growth of ACS’ business depends on successful hiring and retention of skilled personnel, and ACS may be unable to hire and retain the skilled personnel it needs to succeed. Qualified personnel are in great demand throughout the healthcare industry. The failure of ACS to attract and retain sufficient skilled personnel may limit the rate at which its business can grow, which will harm its financial performance.

ACS is dependent upon data processing capabilities and telecommunications.

The business of ACS is dependent upon its ability to store, retrieve, process and manage data and to maintain and upgrade its data processing capabilities. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors, other computer problems or interruptions of telephone service could have a material adverse effect on its business.

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Any inability to adequately protect its intellectual property could harm ACS’ competitive position.

ACS considers its methodologies, processes and know-how to be proprietary. ACS seeks to protect its proprietary information through confidentiality agreements with its employees. ACS’ policy is to have employees enter into confidentiality agreements containing provisions prohibiting the disclosure of confidential information to anyone outside of ACS, requiring employees to acknowledge, and, if requested, assist in confirming ACS’ ownership of new ideas, developments, discoveries or inventions conceived during employment, and requiring assignment to ACS of proprietary rights to such matters that are related to ACS’ business. There can be no assurance that the steps taken by ACS to protect its intellectual property will be successful. If ACS does not adequately protect its intellectual property, competitors may be able to use its technologies and erode or negate its competitive advantage.

Risks Relating To The Distribution

The Distribution Of ACS Shares May Result In Substantial Tax Liability

You may be required to pay income tax on the value of your shares of ACS common stock received as a dividend. This distribution may be taxable to you as a dividend to the extent of Patient Infosystems 2005 tax earnings and profits. If the Patient Infosystems does not have 2005 tax earnings and profits, the distribution may be taxable to you as a capital gain, depending upon the extent of your basis in the Patient Infosystems' stock. You are advised to consult your own tax advisor as to the specific tax consequences of the distribution.

The Distribution May Cause The Trading Price Of Patient Infosystems Common Stock To Decline

Following the distribution, Patient Infosystems expects that its common stock will continue to be listed and traded on the Over The Counter Bulletin Board under the symbol PATY. A trading market may not continue for the shares of Patient Infosystems common stock or even develop for the ACS shares. As a result of the distribution, the trading price of Patient Infosystems common stock immediately following the distribution may be substantially lower than the trading price of Patient Infosystems common stock immediately prior to the distribution.

Further, the combined trading prices of Patient Infosystems common stock and the ACS shares after the distribution may be less than the trading price of Patient Infosystems common stock immediately prior to the distribution.

Substantial Sales Of ACS Shares May Have An Adverse Impact On The Trading Price Of The ACS Common Stock

After the distribution, some ACS stockholders may decide that they do not want shares in a company consisting of the business and operations of ACS, and may sell their ACS common stock following the distribution.

Based on the number of shares of Patient Infosystems common stock anticipated to be outstanding on the record date, Patient Infosystems will distribute to Patient Infosystems stockholders a total of approximately 10,000,000 ACS shares. Under the United States federal securities laws, substantially all of these shares may be resold immediately in the public market, except for (1) ACS shares held by affiliates of ACS or (2) shares which are issued in respect of restricted shares of Patient Infosystems common stock. ACS cannot predict whether stockholders will resell large numbers of ACS shares in the public market following the distribution or how quickly they may resell these ACS shares. If ACS stockholders sell large numbers of ACS shares over a short period of time, or if investors anticipate large sales of ACS shares over a short period of time, this could adversely affect the trading price of the ACS shares.

There Has Not Been Any Prior Trading Market For The ACS Shares And A Trading Market For The ACS Shares May Not Develop

There is no current trading market for the ACS shares, although a when-issued trading market may develop prior to completion of the distribution. We anticipate that the ACS shares will be listed on the Over The Counter Bulletin Board under the proposed symbol ______.

ACS shares may not be actively traded or the prices at which the ACS shares will trade may be low. Some of the Patient Infosystems stockholders who receive ACS shares may decide that they do not want shares in a

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company consisting of the business of ACS, and may sell their ACS shares following the distribution. This may delay the development of an orderly trading market in the ACS shares for a period of time following the distribution. Until the ACS shares are fully distributed and an orderly market develops, the prices at which the ACS shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for ACS shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, ACS’ results of operations, what investors think of ACS and the ancillary care management industry, changes in economic conditions in the ancillary care management industry, and general economic and market conditions. Market fluctuations could have a material adverse impact on the trading price of the ACS shares.

Future sales of ACS capital stock, or the perception that these sales may occur, could depress the price of ACS’ common stock.

Sales of substantial amounts of ACS capital stock, or the perception in the public that such sales may occur, could cause the market price of ACS common stock to decline. This could also impair the ability of ACS to raise additional capital through the sale of equity securities. Further, the issuance of a substantial number of additional shares may be extremely dilutive to ACS shareholders and require substantial and material charges to earnings which will impact net loss attributable to common shareholders.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains many forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” and “continue” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future operating results or of our financial condition or state other “forward-looking” information.

We believe in the importance of communicating our future expectations to our investors. However, we may be unable to accurately predict or control events in the future. The factors listed in the sections captioned “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operation,” as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the distribution.

DIVIDEND POLICY

We have never paid or declared a cash dividend on our common stock. We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future financing instruments and such other factors as our Board of Directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion of our financial condition and plan of operation should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This prospectus contains certain statements of a forward-looking nature relating to future events or our future financial performance. Such statements involve risks and uncertainties, and actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors identified in this prospectus, including the matters set forth under the caption “Risk Factors” which could cause actual results to differ materially from those indicated by such forward-looking statements. We disclaim any obligation to update information contained in any forward-looking statement.

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ACS’ financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and reflect the historical financial position, results of operations and cash flows of the business of ACS and its predecessors and a portion of the assets, liabilities, revenue and expenses of Patient Infosystems allocated to ACS as part of the distribution. The financial information included in this registration statement, however, is not necessary indicative of what ACS’ financial position or results of operations would have been if it operated as an independent public company during the periods presented, nor is it necessarily indicative of its future performance as an independent public company.

Overview

ACS, a wholly-owned subsidiary of Patient Infosystems, was incorporated under the laws of the State of Delaware in December 2003 in order to facilitate the acquisition of substantially all of the assets of American CareSource Corporation by Patient Infosystems. The business of ACS includes the previous business of American CareSource Corporation. Accordingly, all information provided herein with respect to ACS prior to December 31, 2003 is the historical information of American CareSource Corporation. After the distribution, Patient Infosystems shall retain ownership of approximately 1,000,000 shares of ACS common stock. Immediately following the distribution, ACS will be an independent public company.

Upon effectiveness of this registration statement, ACS will be allocated the Patient Infosystems corporate assets, liabilities and expenses related to Patient Infosystems’ ancillary health benefits management business based on an estimate of the proportion of such amounts allocable to ACS, utilizing such factors as total revenues, employee headcount and other relevant factors. ACS believes that these allocations have been made on a reasonable basis. ACS believes that all costs allocated to ACS are a reasonable representation of the costs that ACS would have incurred if ACS had performed these functions as an independent company.

ACS recognizes revenues for ancillary services when services by providers have been authorized and performed and collections from payors are reasonably assured. Patient claims revenues are recognized by ACS as services are provided. Cost of revenues for ancillary services consist of expenses due to providers for providing patient services and ACS’ related direct labor and overhead of processing invoices, collections and payments. ACS is not liable for costs incurred by independent contract service providers until payment is received by ACS from the payors. ACS recognizes actual or estimated liabilities to independent contract service providers as the related revenues are recognized. Patient claim costs of revenue consist of amounts due the providers as well as ACS’ direct labor and overhead to administer the patient claims. ACS’ working capital shortfall is currently being funded by Patient Infosystems. ACS has never operated at a profit, and will require significant growth in either claims volume from existing contracts, new contracts or both in order to generate sufficient operational margin to become profitable. No assurances can be given that sufficient sources of new revenue will be identified and other sources of capital may have to be secured by ACS to support these operations. If ACS in unable to generate enough working capital either from its own operations or through the sale of its equity securities, ACS may be required to curtail or cease operations.

ACS began operations in January of 2004 using the assets acquired from American Caresource Corporation on December 31, 2003. In order to provide the reader comparative information, the results of operations during all periods in 2004 are compared to the results of operations by American Caresource Corporation for the same respective periods of 2003.

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Results of Operations

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003 on a pro forma basis.

Revenues

Revenues of ACS are comprised of revenues from ancillary service claims and processing of patient claims. Revenues decreased to $4.5 million from $7.0 million during the nine months ended September 30, 2004 and 2003, respectively, or 36%.

	Nine Months Ended
	September 30,
Revenues	2004	2003
		Pro forma

Ancillary Health	$4,079,460	$6,632,511
Patient Claims	396,622	330,964
Total Revenues	$4,476,082	$6,963,475

Ancillary health claims revenue decreased to $4.1 million for the nine months ended September 30, 2004 as compared to $6.6 million for the nine months ended September 30, 2003. This decrease is attributable to the cancellation of contracts by major clients and to the reduction of revenue from certain providers in ACS’ ancillary health provider network. Pinnacol Assurance (“Pinnacol”) notified American CareSource Corporation on December 19, 2003 of its intent to terminate its contract effective March 18, 2004, and was winding down throughout the first quarter and into the second quarter of 2004. Revenue for Pinnacol decreased 81.4% from $3,034,121 for the nine months ended September 30, 2003 to $563,042 for the nine months ended September 30, 2004. Plan Vista, from which American CareSource Corporation received $554,746 of revenue for the nine months ended September 30, 2003, notified ACS of its intent to terminate its contract effective October 13, 2004 and did not generate any revenue for ACS during the nine month period ended September 30 2004. ACS believes that it has experienced improved relations with providers in its network as a result of, among other things, the acquisition by Patient Infosystems. ACS has been able to expand its provider network by seeking to restore relationships with providers previously in the network and adding new providers. ACS expects to see growth in the number of client and payor relationships due to increased emphasis on sales. No assurances can be given that ACS will be able to continue to expand its provider or payor relationships, nor that any such expansion will result in an improvement in the results of operations of ACS.

The processing of patient claims revenues increased 19.8% to $396,622 for the nine months ended September 30, 2004 as compared to $330,964 for the nine months ended September 30, 2003. ACS does not expect to increase its revenues from claims processing in future periods.

Costs of revenues

Cost of revenues includes provider payments, direct expenses incurred for providing services and the related direct labor and overhead of providing such services. ACS is not liable for costs incurred by its contracted providers unless and until these providers obtain approval from the appropriate payors, provide the contracted services and ACS receives payment from the payors. Costs of revenues also include direct expenses to administer claims, including direct labor associated with recruitment and contracting with providers, database maintenance, data entry of claims, claims repricing, fulfillment and overhead costs. Costs of revenues decreased to $4.4 million for the nine months ended September 30, 2004 from $7.9 million for the nine months ended September 30, 2003. This decrease was due to a decrease in provider payments as a percentage of increased revenues, this decrease reflects the decreased personnel and other costs associated with the decrease in claims volume related to revenue. Provider payments related to revenues decreased $2.3 million as compared to the same period in 2003. Management fees from ppoNEXT decreased $889,000 as contract changes negotiated in July 2003 took effect upon the

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acquisition of American CareSource Corporation by Patient Infosystems. Direct expenses and overhead associated with ACS service provision decreased $342,000 as reductions were made to personnel and other costs to align ACS’ business.

Operating Expenses

Operating expenses include the salaries and related benefits of ACS’ executive employees, systems development and finance and accounting employees, account development employees, travel and other costs for those employees, and sales materials and other marketing or sales expenses of ACS. Commissions paid to independent outside salespeople are based directly on net margin per client. Payments to providers and all billing and processing of claims expenses are included in cost of revenues. Operating expenses decreased to $1.7 million for the nine months ended September 30, 2004, as compared to $2.0 million for the nine months ended September 30, 2003. Compared to the prior year, legal fees decreased $216,000 and administrative and finance compensation expense decreased $210,000 million for the nine month period ended September 30, 2004. The personnel cost reductions were due to consolidation of these functions with Patient Infosystems, as well as efficiencies and reductions in payment processing volume. The cost reductions were offset by a one-time warrant compensation expense of $212,000 million charged in the first quarter of 2004.

Loss

ACS reported a net loss of $1.7 million as compared to $3.0 million for the nine month period ended September 30, 2004 and 2003, respectively.

Goodwill impairment analysis

During the fourth quarter of 2004, Patient Infosystems, Inc. completed its annual impairment assessment of goodwill related to its acquisition of American Caresource Corporation. This assessment will result in impairment loss of approximately $550,000 which will be reflected in the fourth quarter of both Patient Infosystems and the Company.

Liquidity and Capital Resources

At September 30, 2004, ACS had a working capital deficit of $1,935,933 as compared to $1,823,945 at December 31, 2003. Since its inception, Patient Infosystems has primarily funded ACS’ operations, working capital needs and capital expenditures.

As of September 30, 2004, the Company had received advances of $2,471,659 of working capital from PATY, of this amount, $1,000,000 will be repaid to PATY.

In December 2004 ACS entered into a credit agreement with Wells Fargo Bank, N.A. establishing a line of credit of $300,000 guaranteed by Mr. Pappajohn, a director of the Company. Mr. Pappajohn did not receive any renumeration in connection therewith.

On January 28, 2005, ACS amended its credit agreement with Wells Fargo Bank, N.A. extending the line of credit to $3,000,000, $1,000,000 of such increase intended as a prepayment of pre-existing debt of Patient Infosystems by ACS. Mr. Pappajohn and Dr. Schaffer, directors of the Company guaranteed such increase. As compensation for this additional guarantee, Mr. Pappajohn and Dr. Schaffer received warrants to purchase 974,950 shares of common stock of the Company at an exercise price intended to be equal to the fair market value of the common stock.,. The value of these warrants will be determined by the Company following the Distribution. For purposes of pro forma presentation, the Company estimates the valued these warrants at $214,489 using the Black-Scholes method. The actual value of these warrants may be significantly different and will be recorded as unearned debt issuance costs and will be amortized as financing costs over the twenty-three month period of the loan guarantee.

Inflation

Inflation did not have a significant impact on the ACS’ costs during the nine month periods ended September 30, 2004 and September 30, 2003 or the years ended December 31, 2003 and 2002. ACS continues to

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monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions.

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Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenues

Revenues are comprised of revenues from ancillary service claims (relating to group health activities) and processing of patient claims. Revenues decreased 4% from $9.6 million for the year ended December 31, 2002 to $9.2 million for the year ended December 31, 2003. Ancillary health claims revenue decreased from $9.2 million for the year ended December 31, 2002 to $8.7 million for the year ended December 31, 2003, while data processing of patient claims revenues decreased from $480,000 for the year ended December 31, 2002 to $460,000 for the year ended December 31, 2003. Revenues from Pinnacol, ACS’ largest ancillary service client, was $4.1 million for the year ended December 31, 2003. Pinnacol, together with the next two largest clients accounted for $6.2 million, or 67%, of the total 2003 revenues. ACS anticipates that revenues from data processing of patient claims will decline as it continues to focus on the ancillary service market as its core business.

Costs of revenues

Cost of revenues includes provider payments, direct expenses incurred for providing services and the related direct labor and overhead of providing such services. ACS is not liable for costs incurred by its contracted providers unless and until these providers obtain approval from the appropriate payors, provide the contracted services and ACS receives payment for these services from the payor. Costs of revenues also include direct expenses to administer claims, including direct labor associated with recruitment and contracting with providers, database maintenance, data entry of claims, claims repricing and fulfillment and overhead costs. Costs of revenues decreased 9% from $11.2 million for the year ended December 31, 2002 to $10.2 million for the year ended December 31, 2003. In addition to the corresponding decrease in provider payments as a percentage of increased revenues, this decrease reflects the decreased personnel and other costs associated with the ACS’ business.

Operating Expenses

For the year ended December 31, 2003, operating expenses of $2.3 million include the salaries and related benefits of ACS’ executive employees, human resources, development, provider relations, and finance and accounting employees, travel and other costs for those employees, and sales materials and other marketing or sales expenses and depreciation expense of ACS. Commissions paid to independent outside salesman are based directly on net margin per client. Payments to providers are included in cost of goods sold as are all billing and processing of claims expenses. Operating expenses decreased 12% from $2.6 million for the year ended December 31, 2002 to $2.3 million for the year ended December 31, 2003.

Interest expense is due to debt. Interest expense decreased from approximately $363,000 for the year ended December 31, 2002 to $282,000 for the year ended December 31, 2003. This decrease was primarily due a lower debt level in 2003 which resulted from a conversion of $4.5 million of debt held by a related party into equity during 2002.

ACS had a net loss of $3.6 million for the year ended December 31, 2003, compared to a net loss of $4.5 million for the year ended December 31, 2002. This represents a loss per share on a fully diluted basis of $126.41 for 2003 and $212.17 for 2002, respectively.

Critical Accounting Policies

Critical accounting policies are those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

ACS’ significant accounting policies are described in Note 1 to the Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following accounting policies are deemed to be critical by ACS’ management.

Use of Estimates. In preparing the financial statements ACS uses estimates in determining the economic useful lives and possible impairments of its assets, provisions for doubtful accounts, tax valuation allowances and various other recorded or disclosed amounts. Estimates require management to use its judgment. While ACS

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believes that its estimates for these matters are reasonable, if the actual amount is significantly different than the estimated amount, its assets, liabilities or results of operations may be overstated or understated.

Impairment of Long-Lived Assets. ACS records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted future cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. If the actual value is significantly less than the estimated value, ACS assets may be overstated.

Revenue recognition Ancillary health revenues are reported when services by providers have been authorized and performed and collections from third party payors are reasonably assured. These revenues are recognized on a gross basis, i.e. the revenue recorded is the amount of claims received or expected to be received from third party payors for the performance of services by providers and costs of revenues are recorded for the amount paid or expected to be paid to medical service providers. Patient claims revenues are recognized by the Company as the services are provided, at the fee to be received for services rendered.

Off-balance sheet arrangements

The Company does not have any material off-balance sheet arrangements at September 30, 2004 or December 31, 2003, or for the periods then ended.

Pending Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement No. 123(Revised), "Share-Based Payment" (FAS 123(R)). This Statement establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based upon the fair value of the entity's equity instruments, or that may be settled by the issuance of those equity instruments. Statement No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) replaces existing requirements under FASB Statement No. 123, Accounting for Stock-Based Compensation, and eliminates the ability to account for share based compensation transactions using APB Option No. 25, Accounting for Stock Issued to Employees. For the Company the Statement is effective for the fiscal year beginning January 1, 2006. The Company is currently assessing the financial impact of adopting FAS 123(R).

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DESCRIPTION OF BUSINESS

Overview

ACS is an ancillary health benefits management company. ACS assists health benefits plan sponsors such as preferred provider organizations, third party administrators, workers compensation benefits administrators, insurance companies, employers and unions improve the quality of ancillary care delivered to health plan members while reducing overall ancillary benefits costs.

ACS Ancillary benefits management services

Ancillary healthcare services include a broad array of services that supplement or support the care provided by hospitals and physicians, including the non-hospital, non-physician services associated with surgery centers, free-standing diagnostic imaging centers, home health and infusion, durable medical equipment, orthotics and prosthetics, laboratory and many other services. These ancillary services are provided to patients as benefits under group health plans and workers compensation plans.

Ancillary services include the following categories:

• Outpatient Therapy/Rehab	• Orthotics and Prosthetics
• Home Health Services	• Pain Management
• Surgical Centers	• Pharmacy
• Laboratory Services	• Respiratory Services
• Home Infusion therapy	• Sleep Studies
• Chiropractic Services	• Sub-Acute and Skilled Nursing facilities
• Diagnostic Imaging/Radiology	• Hospice Services
• Dialysis Services	• Bone Growth Stimulators
• Durable Medical Equipment

ACS manages the administration of these non-hospital, non-physician services for the benefit of its clients, which are insurance companies and other health care payors. Through its contracts with over 2,500 ancillary service providers (with over 17,000 sites nationwide), ACS is able to offer its clients direct cost savings in the form of discounted rates for contracted services and administrative cost savings by functioning as a single point of contact for managing a comprehensive array of ancillary benefits. ACS benefits management services include processing the claims submitted by its covered providers, re-pricing the claims, submitting the claims for payment, receiving and disbursing claims payments and performing customer service functions for its clients and contracted providers. For preferred provider organization, third party administrator and similar clients, contracting with ACS also allows the clients to market comprehensive, efficient and affordable ancillary service benefits to their payor customers.

As part of its ancillary benefits management services, ancillary providers submit claims to ACS for services performed for covered members. ACS re-prices these claims under the relevant payor fee schedules, performs electronic conversion and HIPAA formatting services, and submits the re-priced claims to the appropriate payors. After adjudication of the claims by the payor, the payor issues an explanation of benefits and check for each claim. In most cases, these checks are sent to ACS. ACS then pays the providers under the relevant provider fee schedules. The difference between the amounts received by ACS from its clients and the amounts paid by ACS to its contracted providers represents ACS gross margin on its benefits management services.

Value-added services that ACS provides to its clients include the following:

Ancillary network analysis. ACS analyzes the available claims history from each client and develops a specific plan to meet their needs. This analysis identifies high-volume providers that are not already in the ACS network. ACS attempts to contract with such providers to maximize discount levels and capture rates.

Ancillary out-of-network negotiations. For services performed by providers outside of the ACS network, ACS negotiates a discounted rate for the client on a case specific basis.

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Ancillary custom network. ACS customizes its network to meet the needs of each client. In particular, ACS reviews the “out-of-network” claims history through its network analysis service and develops a strategy to create a network that efficiently serves the client’s needs. This may involve adding additional providers for a client and removing providers the client wants excluded from their network.

Ancillary reimbursement. ACS uses its network analysis to develop a single reimbursement level for all ancillary providers. ACS also processes denials and appeals for its clients and for its contracted providers.

Ancillary network management. ACS manages ancillary service provider contracts, reimbursement and credentialing for its clients. This provides administrative benefits to ACS clients and reduces the burden on providers who typically must supply credentialing documentation and engage in contract negotiation with separate payors.

Ancillary utilization management support. ACS provides support for utilization and case management efforts used by each payor.       ACS also “flags” cases for follow-up, review and concurrent reviews to ensure all the payor guidelines are followed by each service provider and the efficacy of services and progress of the patient is satisfactory. There are a large number of high demand cases that are subject to case management efforts. For those cases, ACS helps coordinate the supporting documentation and preparation of reports to manage and monitor progress and establishment of reserves for specific claims.

Ancillary systems integration. ACS has created a proprietary software system that enables it to manage many different customized accounts and includes the following modules:

•	Provider network management
•	Credentialing
•	Eligibility management and card printing
•	Claims and case referral management
•	Data transfer management/EDI
•	Repricing and auto-adjudication
•	Multi-level reimbursement management
•	Posting, explanation of benefits, check, and e-funds processes
•	Customer service management
•	Directory management
•	Claim repricing / adjudication
•	Advanced data reporting

Ancillary reporting. ACS provides a complete suite of reports to each client monthly. The reports cover contracting efforts and capture rates, discount levels, referral volumes by service category and complete claims and utilization reports.

Ancillary claims management. ACS can manage ancillary claims flow, both electronic and paper, and integrate into the client’s process electronically or through repriced paper claims. ACS can also perform a number of customized processes that add additional value for each client. As part of the claims management process, ACS manages the documentation requirements specific to each payor. When claims are submitted from the service provider without required documentation, ACS works with the provider to get the documentation so that the claim is not denied by the payor. This also saves labor costs for the payors.

ACS estimates that at least 80% of all claims in ACS ancillary categories are submitted by paper. ACS is able to provide a conversion of these paper claims into the HIPAA-compliant Electronic Data Interchange (“EDI”) form.

Sales and Marketing

Sales and marketing efforts for the ACS product line are currently focused on healthcare payor organizations as well as certain value-added re-sellers in the form of third party administrators or preferred provider organizations. American CareSource Corporation spent several years developing its business model, know-how, infrastructure, client base and provider base and until 2001, American CareSource Corporation focused on managing ancillary benefits in the workers compensation market. In early 2001, American CareSource Corporation expanded and refocused its business to address the management of ancillary benefits in the group health market. It launched its

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group health initiatives by marketing to healthcare networks such as third party administrators and preferred provider organizations. As of the end of 2003, ACS began to focus its marketing efforts on the direct payor community.

The ancillary network of ACS is marketed through full time sales people and independent contractors providing additional commission salespersons.

Competition

While ACS is aware of no competitor that currently offers ancillary benefits management services similar to its own, several companies offer benefits or other management services relating to workers compensation benefits and specific categories of ancillary services. It should be noted that ACS provided its services for the workers compensation market until January 2001 when it expanded into the group health market. Its growth in the group health market may encourage other companies active in the workers compensation market to develop service offerings competitive with ACS in the group health market. Similar competitors may include companies that have created niche market management businesses, such as companies aggregating or managing chiropractic services, sub-acute healthcare services (such as so-called step-down facilities) and laboratory services.

Pharmacy benefit management companies represent actual or potential competitors. ACS is developing an ancillary benefits management business model that in some respects is analogous to the business model employed by pharmacy benefit management companies. These companies manage pharmacy benefits for health plan providers, and in some cases manage selected ancillary benefits as well. A number of these companies are very large, including Merck-Medco, Express Scripts, AdvancePCS and Caremark Rx, all of which have revenues over $1 billion per year. These and other pharmacy benefit management companies possess substantially greater financial and personnel resources than ACS, have current contracts with large numbers of payors and could enter the ancillary benefits management market. ACS considers these companies to be potential acquirers of its business.

In addition to the companies described above, a large number of companies offer health benefit plans and related services to payors and other groups. These plans cover hospital and physician services, as well as ancillary services. While these companies are potential competitors for ACS, they also constitute the core of ACS current client base and its potential client pool.

Government Regulation

The health care industry, including the business of ACS, is subject to extensive regulation by both the Federal and state governments. A number of states have extensive licensing and other regulatory requirements applicable to companies that provide health care services. Additionally, services provided to health benefit plans in certain cases are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Furthermore, state laws govern the confidentiality of patient information through statutes and regulations that safeguard privacy rights. In addition, in 1996, Congress passed the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), P.L. 104-191. This legislation required the Secretary of the Department of Health and Human Services to adopt national standards for electronic health transactions and the data elements used in such transactions. Accordingly, ACS and its customers are subject to extensive Federal and state laws and regulations that govern financial and other arrangements among health care providers. Furthermore, ACS and its customers may be subject to federal and state laws and regulations governing the submission of false healthcare claims to the government and private payers. Possible sanctions for violations of these laws and regulations include minimum civil penalties between $5,000-$10,000 for each false claim and treble damages.

Therefore, ACS must continually adapt to changing regulations. If ACS’ fails to comply with these applicable laws, the company may be subject to fines, civil penalties, or criminal prosecution.

Employees

As of January 31, 2005, ACS had 35 full time and no part-time employees.

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Facilities

ACS occupies 14,000 square feet of office space in Irving, Texas and 7,500 square feet of office space in Pittsboro, Indiana, pursuant to leases that expire in 2008, for which it pays aggregate rent of $150,000 per year.

Legal Proceedings

A former employee of American CareSource Corporation filed a lawsuit on June 16, 2004 entitled Schrier v. American CareSource Corporation, (Ind. Superior Ct.), alleging that she was terminated on February 5, 2003 in retaliation for refusing to engage in illegal conduct. She alleges that American CareSource Corporation engaged in various activities that would have constituted violations of agreements with customers, various laws, rules and regulations and would have resulted in inaccurate financial information being provided to Patient Infosystems in connection with the acquisition of American CareSource Corporation. The plaintiff has demanded damages of $123,000. We have conducted a preliminary investigation into the allegations and ACS and we intend to contest the plaintiff’s claims vigorously.

MANAGEMENT

Executive Officers and Directors

The names, ages and positions of our current directors and executive officers are as follows:

Name	Age	Position
Wayne A. Schellhammer	52	President, Chief Executive Officer, and Director
John Pappajohn	76	Director
Derace Schaffer, MD	57	Director
Kenneth George	54	Director
Steven Phillips	38	Principal accounting officer

There are no familial relationships among our directors and/or officers. Directors hold office until the next annual meeting of our stockholders or until their respective successors have been elected and qualified.

Wayne A. Schellhammer, 52. Mr. Schellhammer has served as President and CEO since October of 2004. He brings to this position over 30 years of Health Care experience. Before joining ACS Mr. Schellhammer was a Senior Executive with the Iowa Health System serving as Pres/CEO of several internal companies as well as Vice President of Payer Contracting starting in January 1999. The Iowa Health System is a $1.6 Billion hospital and physician company providing services through 11 hospitals and 450 employed physicians. From 1996 through 1998, Mr. Schellhammer was a senior resource person in the Chicago office of KPMG Consulting, Health Care group for payer and providers. Mr. Schellhammer is a graduate of the University of Minnesota.

Steve Phillips, 38. Mr. Phillips has been with ACS since January 2003, serving as Controller since April 2004. From 2002 until joining ACS, Mr. Phillips acted as a consultant to Baylor Healthcare System in accounting and financial systems integration for new acquisitions. From 2000 until 2002, he served as Controller of PopMail Network, an Internet and e-mail marketing company. From 1998 to 2000, Mr. Phillips served in several accounting and regulatory roles at Citizens Communications, the ninth largest local exchange carrier telecommunications company in the US. He has held several other accounting and financial management positions. Mr. Phillips earned a BA from the University of Oklahoma and an MBA from Texas Christian University and is licensed as a Certified Public Accountant by the State of New Mexico.

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Board Composition

We currently have four directors, each serving a term until the next annual meeting of stockholders.

John Pappajohn, 76. Mr. Pappajohn has been a Director of Patient Infosystems since its inception in February 1995, and served as its Secretary and Treasurer from inception through May 1995. Since 1969, Mr. Pappajohn has been the sole owner of Pappajohn Capital Resources, a venture capital firm and President of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. He serves as a director for the following public companies: Allion Healthcare, Inc., MC Informatics, Inc. and Pace Health Management Systems, Inc.

Derace L. Schaffer, M.D., 57. Dr. Schaffer has been a Director of Patient Infosystems since its inception in February 1995 and served as Chairman of the Board of Directors until November 2004. Dr. Schaffer is the founder and CEO of the Lan Group, a venture capital firm specializing in healthcare and high technology investments which position he has held for more than the last five years. He serves as a director of Allion Healthcare, Inc., a public company. He received his postgraduate radiology training at Harvard Medical School and Massachusetts General Hospital, where he served as Chief Resident. Dr. Schaffer is Clinical Professor of Radiology at the University of Rochester School of Medicine.

Kenneth S. George 54. Mr. George became one of our directors in January 2004. Mr. George recently finished two terms as a State Representative in the Texas House of Representatives. From 1996 until 2001, he was General Partner of Riverside Acquisitions L.L.C. and was active in commercial real estate, financial and land transactions. From 1994 through 1995 Mr. George was Chairman and Chief Executive Officer of Ameristat, Inc., the largest private ambulance provider in the state of Texas. From 1988 until 1994 he was Chairman and Chief Executive Officer of EPIC Healthcare Group, an owner of 36 suburban/rural acute care hospitals with 15,000 employees and $1.4 billion in revenues. Mr. George currently serves on the Board of Directors of Percis Inc. and Sonny Bryan’s Smokehouse, Inc. Mr. George has an M.B.A. from the University of Texas at Austin and a B.A. from Washington and Lee University.

Compensation of Directors

Our directors do not receive compensation pursuant to any standard arrangement for their services as directors. All directors are reimbursed for expenses incurred in connection with attending meetings, including travel expenses to such meetings.

Our directors are eligible to participate in the Company’s Stock Option Plan. Pursuant to the Stock Option Plan, non-employee directors of the Company receive a one-time automatic grant of a non-qualified stock option to purchase 50,000 shares of the Company’s Common Stock at an exercise price equal to fair market value per share on the date of their initial election to the Company’s Board of Directors. Such non-qualified stock option vests as to 20% of the option grant on the first anniversary of the grant, and 20% on each subsequent anniversary, is exercisable only during the non-employee director’s term and automatically expires on the date such director’s service terminates. Upon the occurrence of a change of control, as defined in the Stock Option Plan, all outstanding unvested options immediately vest.

Indemnification Matters

Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of Delaware. In addition, our Certificate of Incorporation includes provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against those persons by reason of serving or having served as officers, directors or in other capacities to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware.

Our bylaws provide the power to indemnify our officers, directors, employees and agents or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

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EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid by us and our predecessors during each of the last three fiscal years to our Chief Executive Officer and any other executive officer who received compensation greater than $100,000 during any of the last three fiscal years.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Awards Securities Underlying Options
Name and Principal Position	Year	Salary ($)	Bonus
Wayne A. Schellhammer	2004	NA	NA	NA
	2003	NA	NA	NA
	2002	NA	NA	NA

No stock options were granted to the Chief Executive Officer and the named executive officers of ACS during 2004.

No stock options were exercised by the Chief Executive Officer or the named executive officers of ACS during 2004.

Employment Agreements

There were no employment agreements with any of the Company’s executive officers.

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Stock Option Plan

General

On January 17, 2005, the Board of Directors adopted the 2005 Stock Option Plan of ACS (the "2005 Plan").

The purpose of the 2005 Plan is to enable us to attract, retain, motivate and provide additional incentive to our directors, officers, employees consultants and advisors, whose contributions are essential to our growth and success by enabling them to participate in the our long-term growth through ownership of our stock.

Summary of the 2005 Plan

The 2005 Plan will be administered by our board of directors. Our board of directors may delegate the administration of the 2005 Plan to our Compensation Committee. For purposes of the following discussion, the term “Administrator” means the Board of Directors or the committee to whom it delegates its authority as provided above. The Administrator has the authority, subject to the terms of the 2005 Plan, to determine the individuals to whom options will be granted, the times at which options will be granted and the terms and conditions of the options.

Eligibility. Options may be granted to our key employees, consultants, advisors and directors. Options intended to qualify as incentive stock options (“ISOs”) may only be granted to key employees while actually employed by us. Non-employee directors, consultants and advisors are not entitled to receive ISOs under the 2005 Plan.

Option Price. The option price for ISOs generally will be 100% of the fair market value of ACS common stock on the date the option is granted; however, if the participant in the 2005 Plan owns more than 10% of the combined voting power of ACS and any subsidiary or parent corporation, the option price will be not less than 110% of the fair market value of ACS common stock on the date of grant. The fair market value of ACS common stock first becoming subject to exercise as incentive stock option by an optionee who is an employee during any given calendar year may not exceed $100,000. The option price for non-qualified stock options (as defined below) will be determined by the Administrator and may be less than, equal to or greater than the fair market value of ACS common stock on the date of grant. Fair market value for purposes of the 2005 Plan is the closing market price of ACS common stock as reported on the market determined by the Board to be the primary market for the common stock on the date of grant (currently, the OTCBB). In the event ACS common stock is not traded on a recognized market at the time of grant, the Administrator will determine fair market value.

Duration of Options. Each stock option will terminate on the date fixed by the Administrator, which will not be more than ten years after the date of grant. If the participant in the 2005 Plan owns more than 10% of the combined voting power of ACS and any subsidiary or parent corporation, and an incentive stock option is granted to such participant, the option will terminate on the date fixed by the Administrator, which will not be more than five years after the date of grant.

Vesting. Options become exercisable when they have vested. The Administrator will specify the relevant vesting provisions at the time of the grant.

Exercise Period. The exercise period for options granted under the 2005 Plan may not exceed 10 years from the date of grant.

Payment. The Administrator will determine whether exercise of options will be settled in whole or in part in cash, common stock or other securities of ACS or other property.

Shares That May Be Issued under the 2005 Plan. A maximum of 1,500,000 shares of ACS common stock, which number may be adjusted as described below, are available for issuance pursuant to the exercise of stock options granted under the 2005 Plan. If any stock option terminates or is canceled for any reason without having been exercised in full, the shares of stock not issued will then become available for additional grants of options. The

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number of shares available under the 2005 Plan is subject to adjustment in the event of any stock split, stock dividend, recapitalization, spin-off or other similar action.

Estimate of Benefits. As of February 24, 2005 no grants from the plan have been made.

Termination of and Amendments to the 2005 Plan. The Board of Directors may amend the 2005 Plan from time to time, except that no amendment will be made without shareholder approval if such approval is necessary to comply with applicable law. No options may be granted under the 2005 Plan after 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 2004 ACS entered into a credit agreement with Wells Fargo Bank, N.A. establishing a line of credit of $300,000 guaranteed by Mr. Pappajohn and Dr. Schaffer, directors of the Company.

On January 28, 2005, ACS amended its credit agreement with Wells Fargo Bank, N.A. extending the line of credit to $3,000,000, $1,000,000 of such increase intended as a prepayment of pre-existing debt of Patient Infosystems by ACS. Mr. Pappajohn and Dr. Schaffer, directors of the Company guaranteed such increase. As compensation for this additional guarantee, Mr. Pappajohn and Dr. Schaffer received warrants to purchase 974,950 shares of common stock of the Company at an exercise price intended to be equal to the fair market value of the common stock. The value of these warrants will be determined by the Company following the Distribution. For purposes of pro forma presentation, the Company estimates the valued these warrants at $214,489 using the Black-Scholes method. The actual value of these warrants may be significantly different and will be recorded as unearned debt issuance costs and will be amortized as financing costs over the twenty-three month period of the loan guarantee.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the shares of the ACS common stock following the distribution, (i) by each person ACS knows to be the beneficial owner of 5% or more of the outstanding shares of common stock, (ii) the Chief Executive Officer and each named executive officer listed in the Summary Compensation Table, (iii) each director of ACS and (iv) all executive officers and directors of ACS as a group. If the distribution had occurred as of December 31, 2004, there would be 10,394,666 shares of ACS common stock outstanding.

Name and Address	Number of Shares of Common Stock Beneficially Owned Following the Distribution(1)	Percentage of Common Stock Owned
John Pappajohn (2)	4,290,645	37.74%
Principal Life Insurance 801 Grand Avenue Des Moines, IA 50392	1,775,745	15.62%
Patient Infosystems, Inc. 46 Prince St. Rochester, NY 14607	1,000,000	8.80%
Derace L. Schaffer (3)	690,085	6.07%
Wayne A. Schellhammer	-	-
Kenneth George	-	-
Steve Phillips	-	-

All Officers and Directors as a group (5 persons)	4,980,730	43.81%

________________

(1)	Unless otherwise noted, the address of each of the listed persons is c/o ACS at 8080 Tristar Drive, Irving, TX, 75063.
(2)	Includes a warrant to purchase 688,200 shares of the Company's common stock which is exercisable within 60 days of February 14, 2005.
(3)	Includes a warrant to purchase 286,750 shares of the Company's common stock which is exercisable within 60 days of February 14, 2005

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THE DISTRIBUTION

Introduction

In [____], 2005, Patient Infosystems’ board of directors declared a distribution payable to the holders of record of outstanding Patient Infosystems common stock at the close of business on [____], 2005 (the “Record Date”). Patient Infosystems will distribute to Patient Infosystems stockholders an aggregate of approximately 10,000,000 shares of ACS common stock. Accordingly, the distribution will consist of one share of ACS common stock for approximately every two shares of Patient Infosystems common stock outstanding or issuable upon the conversion of Patient Infosystems Series C preferred stock or Series D preferred stock on the Record Date. We currently anticipate that the distribution will be effected near the effective date of this registration statement.

ACS is currently a wholly owned subsidiary of Patient Infosystems. As a result of the distribution, 90% of the outstanding shares of ACS common stock will be distributed to Patient Infosystems stockholders. Immediately following the distribution ACS will be an independent public company. We anticipate that the shares of ACS common stock will be distributed by book entry. Instead of stock certificates, each Patient Infosystems stockholder that is a record holder of Patient Infosystems shares will receive a statement of such stockholder’s book entry account for the ACS shares distributed to such stockholder. Account statements reflecting ownership of the ACS shares will be mailed shortly after the distribution date. Patient Infosystems stockholders who have their shares held of record by brokers, banks or other nominees will have their shares of ACS common stock credited to their accounts with such nominees.

ACS was incorporated in Delaware. ACS’ principal executive offices are located at 8080 Tri-Star Drive, Irving, Texas 75063, and its telephone number is (972) 871-7912. ACS will own and operate the ancillary benefits management services business of Patient Infosystems that has been conducted primarily though ACS.

Reasons for the Distribution

The board of directors and management of Patient Infosystems believe that the distribution is in the best interests of Patient Infosystems, ACS and Patient Infosystems stockholders. Patient Infosystems believes that the distribution will enhance value for Patient Infosystems stockholders and give ACS the financial and operational flexibility to take advantage of potential growth opportunities in the ancillary benefits management services business.

Patient Infosystems’ board of directors and management believe that the distribution will enhance the ability of each of ACS and Patient Infosystems to focus on strategic initiatives and new business opportunities, improve cost structures and operating efficiencies and design equity-based compensation programs targeted to its own performance. In addition, Patient Infosystems’ board of directors expects that the transition to an independent company will have the added benefits of allowing ACS’ management to focus solely on ACS’ operations, provide ACS with greater access to capital by allowing the financial community to focus solely on ACS, and allow the investment community to better measure ACS’ performance relative to its peers.

The ancillary benefits management business also has some important traits that make this business distinct from Patient Infosystems’ other operations with respect to markets, products, capital needs and plans for growth. The distribution will give ACS direct access to the capital markets as a stand alone company. The distribution will also enable ACS to provide its management and employees incentive compensation in the form of equity ownership in ACS, enhancing ACS’ ability to attract, retain and motivate key employees.

Manner of Effecting the Distribution

The distribution will be made on the basis of one share of ACS common stock for approximately every two shares of Patient Infosystems common stock outstanding or issuable upon conversion of Patient Infosystems Series C preferred stock or Series D preferred stock on the Record Date. An aggregate of approximately 10,000,000 shares of ACS common stock will be distributed to Patient Infosystems stockholders regardless of the number of shares of Patient Infosystems common stock outstanding as of the Record Date. The ACS shares to be distributed will constitute 90% of the outstanding capital stock of ACS. Immediately following the distribution, ACS will be an independent public company.

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The ACS shares issued in the distribution will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. See Description of Securities beginning on page 33.

Patient Infosystems will use a book entry system to distribute the shares of ACS common stock in the distribution. Following the distribution, each record holder of Patient Infosystems stock on the Record Date will receive from the Distribution Agent a statement of the shares of ACS credited to the stockholder’s account. If you are not a record holder of Patient Infosystems stock because your shares are held on your behalf by a broker or other nominee, your ACS shares will be credited to your account with your broker or nominee after the effective date of this registration statement. After the distribution, stockholders may request stock certificates from ACS’ transfer agent instead of participating in the book entry system.

No fractional ACS shares will be issued. If you own a fractional share of Patient Infosystems common stock as of the Record Date or own a number of Patient Infosystems shares that is not a multiple of two, you will receive the next higher whole number of ACS shares in the distribution. If you own less than two shares you will receive one ACS share.

No Patient Infosystems stockholder will be required to pay any cash or other consideration for the ACS shares received in the distribution, or to surrender or exchange Patient Infosystems shares in order to receive ACS shares. The distribution will not affect the number of, or the rights attaching to, outstanding Patient Infosystems shares. No vote of Patient Infosystems stockholders is required or sought in connection with the distribution, and Patient Infosystems stockholders will have no appraisal rights in connection with the distribution.

In order to receive shares of ACS common stock in the distribution, Patient Infosystems stockholders must be stockholders at the close of business on the Record Date.

Results of the Distribution

After the distribution, ACS will be a separate public company operating the ancillary health benefits management business. Immediately after the distribution, ACS expects to have approximately [___] holders of record of its common stock, and approximately 11,000,000 shares of its common stock outstanding. The distribution will not affect the number of outstanding Patient Infosystems shares or any rights of Patient Infosystems stockholders.

Listing and Trading of ACS Shares

Neither ACS nor Patient Infosystems makes recommendations on the purchase, retention or sale of shares of Patient Infosystems common stock or ACS common stock. You should consult with your own financial advisors, such as your broker, bank or tax advisor.

If you do decide to purchase or sell any Patient Infosystems or ACS shares, you should make sure your broker, bank or other nominee understands whether you want to purchase or sell Patient Infosystems common stock or ACS common stock, or both. The following information may be helpful in discussions with your broker, bank or other nominee.

Currently there is no public market for ACS common stock, although a when-issued market may develop prior to completion of the distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the distribution, and if the distribution does not occur, all when-issued trading will be null and void. On the first trading day following the date of the distribution, when-issued trading in respect of shares of ACS common stock will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We anticipate that ACS common stock will trade on the OTC Bulletin Board under the proposed symbol [____].

The ACS shares distributed to Patient Infosystems stockholders will be freely transferable, except for (1) ACS shares received by persons who may be deemed to be affiliates of ACS under the Securities Act of 1933, as amended (the “Securities Act”), and (2) ACS shares received by persons who hold restricted shares of Patient Infosystems common stock. Persons who may be deemed to be affiliates of ACS after the distribution generally include individuals or entities that control, are controlled by, or are under common control with ACS and may

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include directors, officers and significant stockholders of ACS. Persons who are affiliates of ACS will be permitted to sell their ACS shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

There can be no assurance as to whether shares of ACS common stock will be actively traded or as to the prices at which the shares of ACS common stock will trade. Some of the Patient Infosystems stockholders who receive shares of ACS common stock may decide that they do not want shares in a company consisting of the ancillary health benefits management business, and may sell their ACS shares following the distribution. This may delay the development of an orderly trading market in shares of ACS common stock for a period of time following the distribution. Until the ACS shares are fully distributed and an orderly market develops, the prices at which the ACS shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for ACS common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, ACS’ results of operations, investors’ perception of ACS and the ancillary health benefits management industry, the amount of dividends that ACS pays, changes in economic conditions in the ancillary health benefits management industry and general economic and market conditions.

Following the distribution, Patient Infosystems expects that its common stock will continue to be listed and traded on the OTC Bulletin Board under the symbol PATY. As a result of the distribution, the trading price of Patient Infosystems common stock immediately following the distribution may be lower than the trading price of Patient Infosystems common stock immediately prior to the distribution. Following the distribution, Patient Infosystems’ business will consist of its health management solutions segment. This retained business represented approximately 45% of Patient Infosystems’ consolidated assets and 28% of Patient Infosystems’ consolidated revenues as of and for the nine months ended September 30, 2004, after giving effect to the acquisition of CBCA Care Management by PATY which occurred on September 22, 2004. Further, the combined trading prices of Patient Infosystems common stock and the ACS common stock after the distribution may be less than the trading prices of Patient Infosystems common stock immediately prior to the distribution.

Even though Patient Infosystems is currently a publicly held company, there can be no assurance as to whether an active trading market for Patient Infosystems common stock will be maintained after the distribution or as to the prices at which the Patient Infosystems common stock will trade. Patient Infosystems stockholders may sell their Patient Infosystems common stock following the distribution. These and other factors may delay or hinder the return to an orderly trading market in the Patient Infosystems common stock following the distribution. Whether an active trading market for Patient Infosystems common stock will be maintained after the distribution and the prices for Patient Infosystems common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, Patient Infosystems’ results of operations, investors’ perception of Patient Infosystems and health management solution industry, changes in economic conditions in the health management solution industry and general economic and market conditions.

In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of ACS common stock and/or Patient Infosystems common stock.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following discussion summarizes the material U.S. federal income tax consequences resulting from the distribution. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted by courts or the Internal Revenue Service and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively.

The following summary is for general information only and may not be applicable to stockholders who received their shares of Patient Infosystems stock pursuant to an employee benefit plan or who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Code. Each stockholder’s individual circumstances may affect the tax consequences of the distribution to such stockholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws.

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Consequently, each Patient Infosystems stockholder is advised to consult his own tax advisor as to the specific tax consequences of the distribution and the affect of possible changes in tax laws.

General

This distribution does not qualify as a tax-free distribution under Section 355 of the Internal Revenue Code. The corporate-level tax to Patient Infosystems would be based upon the excess of the fair market value of shares of ACS common stock on the distribution date, over Patient Infosystems’ adjusted tax basis for such shares on such date. We do not anticipate that there will be any corporate level tax.

To the extent of Patient Infosystems’ consolidated 2005 tax earnings and profits, the value of ACS common stock received by you in conjunction with this distribution may be treated as a taxable dividend. If Patient Infosystems does not have 2005 tax earnings and profits, the distribution will be tax-free to the extent of your basis in your Patient Infosystems stock. If Patient Infosystems does not have 2005 tax earnings and profits and the distribution exceeds the tax basis in your Patient Infosystems stock, the excess will be treated as a capital gain.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO YOU, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

REASONS FOR FURNISHING THIS DOCUMENT

This document is being furnished solely to provide information to Patient Infosystems stockholders who will receive shares of ACS commons stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Patient Infosystems or ACS. Neither Patient Infosystems nor ACS will update the information contained in this document except in the normal course of their respective public disclosure practices. However, this document will be amended if there is any material change in the terms of the distribution.

RELATIONSHIP BETWEEN PATIENT INFOSYSTEMS AND ACS FOLLOWING THE DISTRIBUTION

Patient Infosystems expects it will likely provide ACS services for a limited transition period in such areas as information management and technology, personnel and indirect overhead expenses, employee benefits administration, financial accounting and reporting and other areas where ACS may need transitional assistance and support. Patient Infosystems will provide ACS substantially the same level of service and use at substantially the same degree of care as Patient Infosystems’ personnel provided and used in providing such services prior to the distribution. ACS will pay Patient Infosystems a fee to be agreed upon as services are provided.

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DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 50,000,000 shares of capital stock divided into (i) 40,000,000 shares of common stock, par value $0.01 per share and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share. As of [____], 2005, there are 11,000,000 shares of our common stock outstanding, held of record by 1 stockholder. There are no shares of Preferred Stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors. As a result, the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. Holders of common stock are entitled:

•

to receive any dividends as may be declared by the Board of Directors out of funds legally available for such purpose after payment of accrued dividends on the outstanding shares of preferred stock; and

•

in the event of our liquidation, dissolution, or winding up, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock having preference over the common stock.

All of the outstanding shares of common stock are validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

Preferred Stock

Our Board of Directors has the authority, within the limitations set forth in our certificate of designations and certificate of incorporation to provide by resolution for the issuance of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series.

Warrants

As of February 14, 2005, there were 974,950 warrants to purchase shares of ACS stock.

Market for Common Stock

Currently, ACS common stock is not publicly traded. Following the distribution, we anticipate shares of our common stock will be traded on the OTC Bulletin Board under the proposed symbol [____].

Transfer Agent and Registrar

Our transfer agent and registrar is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

We currently have 11,000,000 shares of common stock outstanding. Of the 11,000,000 shares of common stock outstanding, up to 10,000,000 shares will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an “affiliate”, which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

All of the remaining shares of common stock currently outstanding are “restricted securities” or owned by “affiliates”, as those terms are defined in Rule 144, and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. The restricted securities are

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not eligible for sale without registration under Rule 144. As of February 14, 2005, there were outstanding options and warrants to purchase 974,950 shares of our common stock.

Rule 144

Generally, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including any of our affiliates or persons whose shares are aggregated with an affiliate, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of our then outstanding shares of common stock; or
•	the average weekly trading volume of shares of our common stock during the four calendar weeks preceding such sale.

A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

Charter and Bylaws Provisions and Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging under certain circumstances, in a “business combination”, which includes a merger or sale of more than 10% of the corporation’s assets, with any “interested stockholder”, or a stockholder who owns 15% or more of the corporation’s outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an “interested stockholder”, unless (i) the business combination or the transaction in which such stockholder became an “interested stockholder” is approved by the board of directors prior to the date the “interested stockholder” attained such status; (ii) upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder”, the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after the date the “interested stockholder” attained such status the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the “interested stockholder.”

Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Our bylaws eliminate the right of stockholders to call special meetings of stockholders. These and other provisions may have the effect of delaying, deferring or preventing hostile takeovers or changes in the control or management of Patient Infosystems, Inc. even if doing so would be beneficial to our stockholders.

Reports to Stockholders

We have and will continue to comply with the periodic reporting, proxy solicitation and other applicable requirements of the Securities Exchange Act of 1934.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon by McCarter & English, LLP.

EXPERTS

The consolidated financial statements of American Caresource Corporation as of December 31, 2003 and for the year ending December 31, 2003 included in this prospectus have been audited by McGladrey & Pullen LLP,

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an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of American Caresource Corporation as of December 31, 2002 the year ending December 31, 2002 included in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Additionally, we file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Commission maintains a website that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the website is http://www.sec.gov.

As a result of this Offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission.

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INDEX TO FINANCIAL STATEMENTS

American CareSource Corporation
Annual Financial Statements
Independent Auditors' Report for the year ended and as of December 31, 2003	F-2
Independent Auditors' Report for the year ended and as of December 31, 2002	F-3
Balance Sheets at December 31, 2003 and 2002	F-4
Statements of Operations for the years ended December 31, 2003 and 2002	F-6
Statements of Changes in Stockholders’ Deficit for the years ended December 31, 2003 and 2002	F-7
Statements of Cash Flows for the years ended December 31, 2003 and 2002	F-8
Notes to Financial Statements	F-9
Interim Financial Statements
Balance Sheets at December 31, 2003 and September 30, 2004	F-19
Statements of Operations for three and nine months ended September 30, 2003 and 2004	F-20
Statements of Cash Flows for the nine months ended September 30, 2003 and 2004	F-21
Notes to Financial Statements	F-22
Unaudited Pro Forma Condensed Financial Statement
Unaudited Pro Forma Condensed Financial Statement	F-23
Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 2003	F-24
Unaudited Pro Forma Condensed Statements of Operations for the nine months ended September 30, 2003	F-25
Unaudited Pro Forma Condensed Statements of Operations for the nine months ended September 30, 2004	F-26
Notes to Unaudited Pro Forma Condensed Statements	F-26

F-1

Independent auditor’s report

To the Board of Directors

American CareSource Corporation

Irving, Texas

We have audited the accompanying pre-acquisition balance sheet of American CareSource Corporation as of December 31, 2003, and the related statements of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the pre-acquisition financial position of American CareSource Corporation as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/McGladrey & Pullen

Des Moines, Iowa

February 13, 2004

F-2

Independent Auditors’ Report

To the Board of Directors and Stockholders

of American CareSource Corporation

Irving, Texas

We have audited the accompanying balance sheet of American CareSource Corporation (the Company) as of December 31, 2002 and the related statements of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American CareSource Corporation as of December 31, 2002 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Dallas, Texas

May 2, 2003, except for Note 2, as to

which the date is December 31, 2003

F-3

American CareSource Corporation

Balance Sheets

December 31,	2003	2002
	(pre-acquisition - See Note 1)

Assets

Current assets
Cash and cash equivalents	$1,710	$158,968
Accounts receivable	486,435	958,334
Prepaid and other	15,942	17,352

Total current assets	504,087	1,134,654

Property and equipment, net	152,480	207,926

Total assets	$656,567	$1,342,580

American CareSource Corporation

Balance Sheets

December 31,	2003	2002
	(pre-acquisition – See Note 1)

Liabilities and Stockholders’ Deficit

Current liabilities
Excess of outstanding checks over bank balance	$189,608	$-
Due to service providers	709,982	1,519,757
Accounts payable and accrued liabilities	1,263,824	1,190,764
Current maturities of long-term debt	3,844,117	460,823

Total current liabilities	6,007,531	3,171,344

Long-term debt, less current maturities	40,295	2,382,406

Total liabilities	6,047,826	5,553,750

Stockholders’ Deficit
Common stock: no par value, 100,000 shares authorized; 28,500 shares issued and outstanding as of December 31, 2003 and 2002	4,500,100	4,500,100
Additional paid in capital Accumulated deficit	2,422,703 (12,314,062)	- (8,711,270)

Total stockholders’ deficit	(5,391,259)	(4,211,170)

Total liabilities and stockholders’ deficit	$656,567	$1,342,580

See Notes to Financial Statements.

American CareSource Corporation

Statements of Operat
ions

Years ended December 31,	2003	2002

Revenues
Ancillary health	$8,706,471	$9,161,386
Patient claims	457,918	479,754

	9,164,389	9,641,140

Costs of revenues	10,196,728	11,175,947

Contribution Deficit	(1,032,339)	(1,534,807)

Operating Expenses:
Selling, general and administrative expenses	2,193,780	2,533,123
Depreciation and amortization	85,314	85,906

Total Operating Expenses	2,279,094	2,619,029

Operating Loss	(3,311,433)	(4,153,836)

Other Expense:
Interest expense	282,204	362,804
Other	9,155	3,470
Net Loss	$(3,602,792)	$(4,520,110)

Net Loss Per Share – Basic and Diluted	$(126.41)	$(212.17)

Weighted Average Common Shares Outstanding	28,500	21,304

American CareSource Corporation

Statements of Operat
ions

See Notes to Financial Statements.

F-7

American CareSource Corporation

Statements of
Stockholders’ Deficit

	Common Stock Shares	Amount	Accumulated Deficit	Additional Paid in Capital	Stockholder Receivable	Total

Balance at December 31, 2001	20,000	$ 100	$ (4,191,160)	$ -	$ (72,155)	$(4,263,215)
Change in stockholder receivable	-	-	-	-	72,155	72,155
Net loss	-	-	(4,520,110)	-	-	(4,520,110)
Stock issuance	8,500	4,500,000	-	-	-	4,500,000

Balance at December 31, 2002	28,500	4,500,100	(8,711,270)	-	-	(4,211,170)
Net loss	-	-	(3,602,792)	-	-	(3,602,792)
Forgiveness of shareholder debt	-	-	-	2,422,703	-	2,422,703

Balance at December 31, 2003	28,500	$ 4,500,100	$(12,314,062)	$ 2,422,703	$ -	$(5,391,259)

See Notes to Financial Statements.

American CareSource Corporation

Statements of Cash Flows

Increase (Decrease) in Cash

Years ended December 31,		2003	2002

Operating Activities:
Net loss		$(3,602,792)	$(4,520,110)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization		85,314	85,906
Forgiveness of stockholder receivable		-	72,155
Changes in operating assets and liabilities:
Accounts receivable		471,899	(639,294)
Prepaid and other current assets		1,410	(1,775)
Due to service providers		(809,775)	1,147,568
Accounts payable and accrued liabilities		73,060	550,652

Net cash (used in) operating activities		(3,780,884)	(3,304,898)

Cash (Used in) Investing Activities, purchase of
property and equipment		(29,868)	(96,272)

Cash Provided By Financing Activities:
Proceeds from long-term debt		3,702,332	3,634,334
Principal payments on long-term debt		(238,446)	(4,592,023)
Stock issuance Increase in excess of outstanding checks over bank balance		- 189,608	4,500,000 -

Net cash provided by financing activities		3,653,494	3,542,311

Net increase (decrease) in cash		(157,258)	141,141
Cash and cash equivalents, beginning of year		158,968	17,827

Cash and cash equivalents, end of year		$1,710	$158,968

Supplemental Cash Flow Information:
Cash paid for interest		$147,727	$349,153
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Equipment purchased with long-term debt Long-term debt forgiven by shareholder	$	- 2,422,703	$96,101 -

See Notes to Financial Statements.

American CareSource Corporation

Notes to Financial Statements

1.	Summary of Significant Accounting Policies

Description of business – American CareSource Corporation (ACS) (formerly Health Data Solutions, Inc.), an Indiana C Corporation, was formed in October 1997. It is in the business of providing national administration, coordination and case management of ancillary healthcare services for employment groups through separate contracts with a national network of providers and it provides administration of patient claims for health care organizations.

Basis of Presentation – The Company’s December 31, 2003 balance sheet is presented just prior to a sale of substantially all of the Company’s assets and the assumption of the Company’s operating and business related liabilities (See Note 2) which occurred after the close of business on December 31, 2003 in exchange for 1,100,000 shares of common stock of Patient Infosystems, Inc. (PATI). After the transaction, the Company’s only recorded assets were the shares of PATI, which will be subsequently distributed to Company shareholders. The Company plans to wind up its affairs and liquidate in 2004.

Revenue recognition – Ancillary health revenues are reported when services by providers have been authorized and performed and collections from third party payors are reasonably assured. These revenues are recognized on a gross basis, i.e. the revenue recorded is the amount of claims received or expected to be received from third party payors for the performance of services by providers and costs of revenues are recorded for the amount paid or expected to be paid to medical service providers. Patient claims revenues are recognized by the Company as the services are provided at the fee to be received for services rendered.

Costs of revenues – Costs of ancillary health revenues consist of expenses due to providers for providing employee (patient) services and the related direct labor and overhead of providing such services. The Company is not liable for costs incurred by independent contract service providers until payment is received by the Company from the payors. The Company recognizes actual or estimated liabilities to independent contract service providers as related revenues are recognized.

Costs of patient claims revenues consist of direct labor and overhead to administer the patient claims.

American CareSource Corporation

Notes to Financial Statements

Concentration of revenues – The Company has four customers which comprise the following approximate amounts of Company revenues and accounts receivable:

	2003			2002
	Accounts		% of Total	Accounts		% of Total
	Receivable	Revenue	Revenue	Receivable	Revenue	Revenue

Customer A	$ 102,000	$ 4,133,000	45%	$ 31,000	$ 2,786,000	29%
Customer B	90,000	1,066,000	12%	140,000	1,499,000	16%
Customer C	110,000	1,032,000	11%	294,000	1,797,000	19%
Customer D	69,000	984,000	11%	171,000	912,000	9%
Customer E	2,000	557,000	6%	128,000	1,063,000	11%
	$ 373,000	$ 7,772,000	85%	764,000	$ 8,057,000	84%

Effective December 19, 2003, Customer A notified the Company that they are terminating their contract for services.

Cash and cash equivalents – All highly liquid investments with original maturities of twelve months or less are considered to be cash equivalents.

Accounts receivable – Accounts receivable are reported at amounts expected to be received from third party payors and other customers.

Because of the nature of the Company’s business, all receivable amounts are expected to be colleted, hence, the Company does not have an allowance for doubtful accounts.

Fair value of financial instruments – The Company’s financial instruments include cash, accounts receivable and accounts payable that are carried at cost, which approximates fair value. Notes payable are carried at cost which approximates fair value as these notes were assumed as part of the business combination as discussed in Note 2.

American CareSource Corporation

Notes to Financial Statements

Property and equipment – Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed over the estimated useful lives of the assets using the straight-line method for financial reporting purposes and on the straight-line and accelerated methods for tax purposes. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the lease term, whichever is shorter. Ordinary maintenance and repairs are charged to operations. Expenditures that extend the physical or economic life of property and equipment are capitalized.

The estimated useful lives of property and equipment are as follows:

Leasehold Improvements          5 years

Computer Equipment                  3-5 years

Furniture and Fixtures                7 years

Software                                             3-5 years

The Company periodically reviews the carrying value of its long-lived assets for possible impairment. In management’s opinion, there is no impairment of such assets at December 31, 2003.

Stock splits – Effective April 8, 2002, the Company’s outstanding shares of common stock increased as a result of a 100:1 stock split. The effect of this increase has been retroactively reflected throughout the accompanying financial statements.

Earnings Per Common Share – Basic earnings per share is computed by dividing net loss by the weighted average number of shares outstanding during each of the periods. Since there are no dilutive securities, diluted earnings per share is the same amount.

Income taxes – Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The net deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets or liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when in the opinion of management it is more likely than not that some portion or all of the deferred tax assets will not be realized.

American CareSource Corporation

Notes to Financial Statements

Management’s estimates and assumptions – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the period. Actual results may differ from such estimates. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance.

New accounting pronouncements – In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities. FIN 46 and related interpretations explain how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity, to decide whether to consolidate that entity. The Interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. FIN No. 46 is effective immediately for variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The Interpretation will apply to the Company for its year ending December 31, 2005. Adoption of this standard will not have any immediate effect on the financial statements.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS 149), which amends SFAS 133, Accounting for Derivative Instrument and Hedging Activities, to amend and clarify financial accounting and reporting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and hedging activities. SFAS 149 is effective for contracts entered into or modified after June 30, 2003. Adoption of this standard did not have any immediate effect on the Company’s financial statements.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS 150), which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both debt and equity. It requires than an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation to the issuer. Adoption of this standard did not have any immediate effect on the Company’s financial statements.

American CareSource Corporation

Notes to Financial Statements

2.	Agreement for Sale of Assets

Effective after the close of business on December 31, 2003, the Company and PATI executed an Asset Purchase Agreement (the Agreement) dated September 23, 2002 (as further amended on April 10, 2003, July 30, 2003, October 8, 2003 and December 23, 2003). Under the Agreement, the Company exchanged substantially all of its assets and liabilities in exchange for 1,100,000 shares of PATI stock. PATI is a public company, listed under the symbol of PATY. The 1,100,000 shares of PATI common stock represent approximately 12% of PATI’s outstanding common stock on a fully diluted basis.

The Purchase Agreement includes all of the Company assets used in its business and all of the operating and business related liabilities, as defined in the Agreement. The liabilities retained by the Company include liabilities known to the Company or its shareholders and not disclosed to PATI, obligations to pay taxes, and claims or liabilities based upon or arising out of the purchase or sale of newly issued PATI securities. The Company believes there are no such liabilities. The Company has previously issued warrants for the purchase of Company stock to PATI, exercisable only if the Agreement was terminated. The execution of the Agreement caused immediate expiration of these warrants.

3.	Property and Equipment	Property and equipment consist of the following:
		December 31,	2003	2002

		Computer equipment	$327,489	$213,330
		Software	20,056	18,326
		Furniture and fixtures	40,666	120,693
		Leasehold improvements	12,313	12,313

			400,524	364,662
		Less accumulated depreciation and amortization	(248,044)	(156,736)

			$152,480	$207,926

American CareSource Corporation

Notes to Financial Statements

		Included in property and equipment are capitalized leases as follows:

		December 31,	2003	2002

		Computer equipment	$99,182	$99,182

		Less accumulated amortization	(41,541)	(17,337)

			$57,641	$81,845

4.	Letter of Credit

The Company had outstanding irrevocable standby letters of credit (LOC’s) of $1,000,000 and $500,000 at December 31, 2003 and 2002, respectively. These LOC’s act as a guarantee of payment to a certain third party in accordance with specified terms and conditions. As of December 31, 2003, there have been no draws on these LOC’s. The LOC’s are unconditionally guaranteed by certain stockholders of the Company and expire in May 2004.

5.	Line of Credit

On July 7, 2000, the Company entered into two separate line of credit agreements each totaling $400,000 with a scheduled expiration date of January 31, 2002. Both lines of credit bore interest at the bank’s index rate (4.75% at December 31, 2001). Both lines of credit were unconditionally guaranteed by an officer/stockholder of the Company.

On February 12, 2002, the Company was notified of a default and acceleration of the drawn amount owed from both of the lenders. Effective May 9, 2002, a stockholder of the Company purchased the lines of credit from the financial institutions for the outstanding amount owed by the Company in the principal of $383,913 plus accrued interest and late fees. As of December 31, 2002, this debt is included in the balance of the 10% subordinated note payable to a stockholder.

On October 8, 2003 the stockholder forgave the entire amount of the debt totaling $2,422,703 as part of the PATI Sale of Assets Agreement. Such amount was added to the additional paid in capital.

6.	Long-Term Debt	Long-term debt consists of the following:

American CareSource Corporation

Notes to Financial Statements

December 31,	2003	2002

Index rate plus 3.0% (7.0%) note payable to PATI, due on demand and collateralized by all intangible and tangible assets	$3,550,000	$200,000

10% subordinated note payable to a stockholder, with principal and interest due at maturity, maturing in March 2007. On October 8, 2003 shareholder forgave $2,422,703 note as part of PATI merger	-	2,302,675

Unsecured non-interest bearing note to a stockholder, payable in monthly installments of $10,127, maturing in December 2003	40,507	121,520

Unsecured non-interest bearing obligation to a stockholder, payable in monthly installments of $5,000, maturing in April 2004	15,732	75,732

Unsecured loan at index rate plus 2.5% (6.5%) to a stockholder, due on demand	30,478	33,540

19% obligation assumed and due an individual in connection with the purchase of certain assets, payable in monthly installments of $2,000, maturing in December 2003	11,577	24,057

5% unsecured note payable to a client, with principal and interest maturing in March 2004	165,000	-
Other	7,610	-
Capital lease obligations (Note 8)	63,508	85,705

	3,884,412	2,843,229

Less current maturities	(3,844,117)	(460,823)

Long-term debt, less current maturities	$40,295	$2,382,406

American CareSource Corporation

Notes to Financial Statements

	Scheduled payments in each of the next five years and thereafter on the debt and capital lease obligations are as follows:
			Related	Unrelated
			Party	Party	Total
		Year ended December 31,	Debt	Debt	Debt

		2004	$3,606,239	$237,878	$3,844,117
		2005	-	21,360	21,360
		2006	-	12,748	12,748
		2007	-	6,187	6,187

			$3,606,239	$278,173	$3,884,412

7.	Income Taxes

Differences between financial accounting principles and tax laws cause differences between the bases of certain assets and liabilities for financial reporting purposes and tax purposes.

The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities under SFAS 109 and consisted of the following components:

December 31	2003	2002
Deferred tax assets:
Operating loss carryforward	$2,316,000	$1,904,000
Goodwill	378,000	408,000
Accrued vacation	26,000	27,000
Other	16,000	8,000
	2,736,000	2,347,000
Valuation allowance	(2,736,000)	(2,347,000)

	$-	$-

The valuation allowance increased $389,000 and $1,525,000 during the years ended December 31, 2003 and 2002, respectively.

The Company has a net operating loss carryforward of approximately $6,812,000 which begins to expire in 2021. Upon consummation of the transaction referred to in Note 2, the future utilization of the net operating loss carryforward may be limited.

American CareSource Corporation

Notes to Financial Statements

8.	Commitments and Contingencies

Operating leases

The Company leases office space from a related party under a non-cancelable lease agreement that expires in April 2008. The Company leases an automobile, certain equipment and other office space under non-cancelable lease agreements, which expire at various dates through April 2008.

At December 31, 2003 minimum annual lease payments for operating and capital leases are as follows:

		Operating Leases
	Capital	Related	Unrelated
Years Ending December 31,	Leases	Party	Party	Total

2004	$28,467	$252,301	$61,450	$338,402
2005	24,362	252,301	54,980	324,993
2006	14,036	252,301	45,922	308,783
2007	7,040	252,301	45,922	304,951
2008	-	84,100	26,788	110,888

Total minimum lease payments	73,905	$1,093,304	$235,062	$1,388,017
Less- amount representing interest	(10,397)

Net present value of future minimum lease payments	$63,508

American CareSource Corporation

Notes to Financial Statements

Rent expense related to operating leases was approximately $270,000 and $298,000 for the years ended December 31, 2003 and 2002, respectively. The Company incurred related party rent expense for its corporate offices totaling approximately $258,000 and $235,000 for the years ended December 31, 2003 and 2002, respectively.

Employment Agreements

The Company has executed employment agreements with three officers and one employee effective through various dates from December 2004 to September 2005, providing for minimum annual salaries and incentives.

Contingencies

The Company is party to certain complaints arising from certain former employees. Management believes that the ultimate resolution of these complaints will not have a material adverse effect on the financial condition, results of operations or liquidity of the Company.

9.	Related Party Transactions

See Notes 4, 5 and 6 for information regarding related party debt. See Note 8 for information regarding related party leases and commitments.

A stockholder was paid independent contractor fees in the amount of $120,000, debt payments in the amount of $60,000 as well as other out-of-pocket expenses in each of the years ended December 31, 2003 and 2002.

The stockholder receivable in the amount of $72,155 at December 31, 2001 was written-off to salary expense during 2002.

10.	Basic and Diluted Loss per Share

The calculations for the basic and diluted loss per share were based upon loss attributable to common shareholders of $3,602,792 and $4,520,110 and a weighted average number of common shares outstanding of 28,500 and 21,304 for the years ended December 31, 2003 and 2002, respectively. No options or warrants were outstanding for the years ended December 31, 2003 and 2002.

Explanatory note: On December 31, 2003, substantially all the assets and liabilities of American Caresource Corporation were acquired by American Caresource Holdings, Inc. American Caresource Corporation ceased operations and American Caresource Holdings, Inc. began those operations at the close of business December 31, 2003. For purposes of comparison, the pro forma operating results of the predecessor, American Caresource Corporation, have been presented herein for the three and nine month periods ending September 30, 2003 as if the acquisition had occurred on January 1, 2003. See the "Unaudited Pro Forma Condensed Financial Statements" on page F-23.

American Caresource Holdings, Inc.

CONDENSED BALANCE SHEETS (UNAUDITED)AS OF

ASSETS	September 30, 2004	December 31, 2003
CURRENT ASSETS:
Cash and cash equivalents	$ 73,565	$ 1,710
Accounts receivable	345,041	486,435
Prepaid expenses and other current assets	19,398	15,942
Total current assets	438,004	504,087

Property and equipment, net	114,957	152,480

OTHER ASSETS:
Intangible assets	2,188,379	2,348,565
Goodwill	5,163,404	5,095,311

TOTAL ASSETS	$ 7,904,744	$ 8,100,443

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Bank overdraft	$ -	$ 189,608
Intercompany payable	1,586,063	-
Accounts payable	545,277	786,774
Accrued salaries and wages	94,881	193,522
Accrued expenses	122,198	864,011
Current maturities of long-term debt	25,518	294,117
Total current liabilities	2,373,937	2,328,032

LONG-TERM DEBT	23,172	40,295

STOCKHOLDERS’ EQUITY:
Common stock - $.01 par value: shares authorized:
3,000; issued and outstanding - 100 as of September 30, 2004,
and December 31, 2003	1	1
Additional paid-in capital	7,203,774	5,732,115
Accumulated deficit	(1,696,140)	-
Total stockholders’ equity	5,507,635	5,732,116

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 7, 904,744	$ 8,100,443

See notes to unaudited condensed financial statements.

American Caresource Holdings, Inc.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
		pro forma		pro forma
REVENUES
Ancillary Benefits Management Fees	$ 1,406,376	$ 2,198,514	$ 4,476,082	$ 6,963,475

Total revenues	1,406,376	2,198,514	4,476,082	6,963,475

COSTS AND EXPENSES
Cost of sales	1,446,866	2,478,404	4,432,826	7,851,239
Operating expenses	403,605	692,735	1,726,761	2,008,280

Total costs and expenses	1,850,471	3,171,139	6,159,587	9,859,519

OPERATING LOSS	(44,095)	(972,625)	(1,683,505)	(2,896,044)

OTHER EXPENSE
Interest expense, net	(2,169)	(43,269)	(12,635)	(102,719)

NET LOSS	$ (446,264)	$ (1,015,894)	$ (1,696,140)	$ (2,998,763)

NET LOSS PER SHARE - BASIC AND DILUTED	$ (4,462.64)	N/A	$ (16,961.40)	N/A

WEIGHTED AVERAGE COMMON SHARES	100	N/A	100	N/A

See notes to unaudited condensed financial statements.

American Caresource Holdings, Inc.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2004	September 30, 2003
		pro forma
OPERATING ACTIVITIES:
Net loss	$ (1,696,140)	$ (2,998,763)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	222,013	227,537
(Increase) decrease in accounts receivable	141,394	579,375
(Increase) decrease in prepaid expenses and other current assets	(3,456)	(4,328)
(Increase) decrease in accounts payable and other accrued expenses	(1,081,951)	(932,690)

Net cash used in operating activities	(2,418,140)	(3,128,869)

INVESTING ACTIVITIES:
Property and equipment additions	(27,238)	(29,869)
Property and equipment disposals and retirements	2,934	-
Acquisition expenses	(68,093)	-

Net cash used in investing activities	(92,397)	(29,869)

FINANCING ACTIVITIES:
Advances from parent	3,057,722	2,900,000
Decrease in bank overdraft	(189,608)	95,389
Payment of debt	(285,722)	6,177

Net cash provided by financing activities	2,582,392	3,001,566

NET INCREASE IN CASH AND CASH EQUIVALENTS	71,855	(157,172)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,710	158,968

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 73,565	$ 1,796

See notes to unaudited condensed financial statements.

AMERICAN CARESOURCE HOLDINGS, INC.

Notes to Unaudited Condensed Financial Statements for the period ended September 30, 2004

1.

American Caresource Holdings, Inc. (the “Company”) is a wholly owned subsidiary of Patient Infosystems, Inc. (“PATY”). Since the financial statements represent the Company’s financial operations separate from its parent, significant intercompany transactions and balances have not been eliminated and are shown as a current liability of the Company.

The accompanying condensed financial statements for the three and nine month periods ended September 30, 2004 and September 30, 2003 are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. These unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto of American Caresource Corporation, a predecessor to the Company. The results of operations for the three and nine months ended September 30, 2004 are not necessarily indicative of the results for the entire year ending December 31, 2004.

Acquisitions - On December 31, 2003, PATY acquired substantially all the assets and liabilities of American Caresource Corporation for a total purchase price of $5,754,866. The Company is a wholly owned subsidiary of PATY in which the American Caresource Corporation acquisition was recorded using the purchase method of accounting and therefore, the operations of the Company began as of the date of the acquisition. The results of operations of American Caresource Corporation for the three and nine month periods ended September 30, 2003 are unaudited and have been presented for comparison purposes.

Earnings per share - The computation for the basic and diluted loss per share for the three and nine month periods ended September 30, 2004 and 2003 is as follows:

		Three months ended		Nine months ended
		September 30,		September 30,
		2004	2003 pro forma	2004	2003 pro forma
	Net loss	(446,264)	(1,015,894)	(1,696,140)	(2,998,763)
	Earnings per share	(4,462.64)	N/A	(16,961.40)	N/A
	Weighted average common shares	100	N/A	100	N/A
2.	As of September 30, 2004, the Company had received advances of $2,471,659 of working capital from PATY, of this amount, $1,000,000 will be repaid to PATY.
3.

The accompanying unaudited condensed financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying unaudited condensed financial statements, the Company incurred a net loss for the nine month period ended September 30, 2004 of $1,696,140 and had a working capital deficit of $1,935,933 at September 30, 2004. These factors, among others, may indicate that the Company may be unable to continue as a going concern for a reasonable period of time.

The unaudited condensed financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s ability to continue as a going concern is dependant upon its ability to generate sufficient cash flow to meet its obligations. Management is currently assessing the Company’s operating structure for the purpose of reducing ongoing expenses, increasing sources of revenue and is negotiating the terms of additional debt or equity financing.

4.

During the fourth quarter of 2004, Patient Infosystems, Inc. completed its annual impairment assessment of goodwill related to its acquisition of American Caresource Corporation. This assessment will result in impairment loss of approximately $550,000 which will be reflected in the fourth quarter of both Patient Infosystems and the Company.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Patient Infosystems, Inc. closed an agreement to acquire substantially all of the assets and substantially all of the liabilities of American Caresource Corporation (the “Acquisition”) in exchange for 1,100,000 shares of Patient Infosystems’ common stock on December 31, 2003. Patient Infosystems formed American Caresource Holdings, Inc. (the “Company”) and placed the assets and liabilities acquired from ACS into the Company. The following unaudited pro forma condensed financial statements give effect to the Acquisition to be accounted for by the purchase method of accounting. Patient Infosystems, the Company's parent, is distributing 10,000,000 shares of the Company's common stock to the Patient Infosystems stockholders, (the "Distribution"). Following the Distribution, Patient Infosystems shall retain ownership of approximately 1,000,000 shares of the Company's common stock. Immediately following the distribution, the Company will be an independent public company.

The unaudited pro forma condensed statement of operations for the year ended December 31, 2003 give effect to the Acquisition as if it occurred on January 1, 2003. The unaudited pro forma statement of operations for the nine month period ended September 30, 2003 gives effect to the Acquisition as though it had occurred on January 1, 2003.

The unaudited pro forma statement of operations for the nine month period ended September 30, 2004 gives effect to the Distribution as though it had occurred on January 1, 2004. A pro forma balance sheet is not presented since the pro forma adjustments are insignificant.

The unaudited pro forma combined condensed financial statements do not include the realization of cost savings from operating efficiencies, synergies or other restructurings that may result from the Acquisition, except those that are attributable directly to the transaction.

The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form SB-2. The unaudited pro forma information should be read in conjunction with the accompanying notes thereto, Patient Infosystems’ historical financial statements American Caresource Corporation’s historical financial statements and related notes included elsewhere.

In accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations,” a portion of the purchase consideration has been attributed to the intangible assets of ACS and will be amortized over the life of those assets.

SUMMARY PRO FORMA FINANCIAL STATEMENTS

Pro Forma Condensed Statement of Operations

For the Year Ended December 31, 2003

Giving effect to the Acquisition

	American Caresource Corporation	pro forma adjustments		Pro Forma

REVENUES	$ 9,164,389			$ 9,164,389

COSTS AND EXPENSES:
Cost of revenue	10,196,728			10,196,728
Selling, general and administrative	2,279,094	213,582	a	2,492,676

Total costs and expenses	12,475,822			12,689,404

OPERATING LOSS	(3,311,433)			(3,525,015)

Other expense	(291,359)	120,028	b	(171,331)

NET LOSS	$(3,602,792)			$ (3,696,346)

NET LOSS PER SHARE - BASIC
AND DILUTED	$ (126.41)			$ (36,636.46)

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING	28,500			100

Pro Forma Condensed Statement of Operations

For the Nine Month Period Ended September 30, 2003

Giving effect to the Acquisition

	American Caresource Corporation	pro forma adjustments		Pro Forma

REVENUES	$ 6,963,475			$ 6,963,475

COSTS AND EXPENSES:
Cost of revenue	7,851,239			7,851,239
Selling, general and administrative	1,848,094	160,186	a	2,008,280

Total costs and expenses	9,699,333			9,859,519

OPERATING LOSS	(2,735,858)			(2,896,044)

Other expense	(218,873)	116,154	b	(102,719)

NET LOSS	$(2,954,731)			$(2,998,763)

NET LOSS PER SHARE - BASIC
AND DILUTED	$ (103.67)			$(29,987.63)

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING	28,500			100

Pro Forma Condensed Statement of Operations

For the Nine Month Period Ended September 30, 2004

Giving effect to the Distribution

	American Caresource Holdings	pro forma adjustments		Pro Forma

REVENUES
Total revenues	$ 4,476,082			$ 4,476,082

COSTS AND EXPENSES
Cost of sales	4,432,826			4,432,826
Operating expenses	1,726,761	279,756	d	2,006,517

Total costs and expenses	6,159,587			6,439,343

OPERATING LOSS	(1,683,505)			(1,963,261)

OTHER EXPENSE
Interest expense, net	(12,635)	(110,184)	e	(122,819)

NET LOSS	(1,696,140)			(2,086,080)

NET LOSS PER SHARE - BASIC
AND DILUTED	$ (16,961)			$ (0.19)

WEIGHTED AVERAGE COMMON SHARES	100			11,000,000

Notes to the

Pro Forma Condensed Financial Statements

For the Year Ended December 31, 2003 and

As of and For the Nine Month Period Ended September 30, 2003 and 2004

NOTES
a	Pro forma amortization of identifiable intangible assets that results from the acquisition based upon an estimated life of the ACS intangible assets of five years.
b

Pursuant to Amendment No. 2 to the Amended and Restated Agreement for Purchase and Sale of Assets, $2,419,064 consisting of notes payable to certain investors of ACS and all interest due on such notes, are liabilities that will not be acquired. Accordingly, $2,419,064 has been eliminated from the long-term debt. Additionally, $120,028 and $116,154 interest realized from this debt for the year ended December 31, 2003 and the nine month period ended September 30, 2003, respectively.

d	Estimated additional salary and benefits expense for a Chief Executive Officer and Chief Financial Officer had ACS been an independent public company as of January 1, 2004.
e	Interest expense associated with $1,000,000 of debt assumed from the parent, including amortization of related warrant expense.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of Delaware. In addition, our Certificate of Incorporation includes provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against those persons by reason of serving or having served as officers, directors or in other capacities to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware.

Our bylaws provide the power to indemnify our officers, directors, employees and agents or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

Item 25.	Other Expenses of Issuance and Distribution

Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

Amount
Registration Fee	$ 530
Legal Fees and Expenses	$ 50,000
Accounting Fees and Expenses	$ 25,000
Consulting Fees	$ 15,000
Miscellaneous	$ 9,470
TOTAL $100,000

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Item 26.	Recent Sales of Unregistered Securities

None.

Item 27.	Exhibits
Exhibit #	Description of Exhibits
3.1	Certificate of Incorporation*
3.2	By-Laws*
4.1	2005 Stock Option Plan*
4.2	Specimen Stock Certificate*
5.1	Opinion of McCarter & English, LLP*
10.1	Employment Agreement, dated [______] between the Registrant and Wayne A. Schellhammer.*
23.1	Consent of McCarter & English, LLP (included in Exhibit 5.1)
23.2	Consent of McGladrey & Pullen LLP
23.3	Consent of BDO Seidman, LLP
24.1	Power of Attorney (included on signature page)
*	To be filed by Amendment
Item 28.	Undertakings
The undersigned registrant hereby undertakes:

(1)To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)To file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Irving, State of Texas, on February 14, 2005.

AMERICAN CARESOURCE HOLDINGS, INC.

By:	/s/ Wayne A. Schellhammer
Name:	Wayne A. Schellhammer
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Wayne A. Schellhammer and [______], and each of them above, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Derace Schaffer	Chairman of the Board	February 14, 2005
Derace Schaffer

/s/ Wayne Schellhammer	Chief Executive Officer and Director	February 14, 2005
Wayne Schellhammer	(principal executive officer)

/s/ Steven Phillips	Controller	February 14, 2005
Steven Phillips	(principal financial and accounting officer)

/s/ Kenneth George	Director	February 14, 2005
Kenneth George

/s/ John Pappajohn	Director	February 14, 2005
John Pappajohn

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